FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:	December 31, 2025

Commission file number:	024-12598

FIRSTVITALS, INC.

(Exact name of issuer as specified in its charter)

State of incorporation:	Delaware

IRS Employer ID No.:	99-4891274

Principal office address:	2605 Camino Tassajara #2500

City, State, ZIP:	Danville, CA 94526

Telephone:	800-922-8844 ext. 8888

Website:	www.firstvitals.com

Primary Contact:	ernie.lee@firstvitals.com

Primary SIC Classification:	3845 — Electromedical & Electrotherapeutic Apparatus

Securities qualified under Regulation A:

Title of Each Class	Amount Qualified	Offering Price
Common Stock, $0.0001 par value	2,440,000 shares	$8.50 per share

Maximum Offering Amount: $20,740,000.00 | Minimum Investment: $850.00 (100 Shares)

Check whether the issuer has filed all reports required during the preceding 12 months and has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

As of April 30, 2026, 6,341,625 shares of Common Stock were outstanding

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

PART I

ITEM 1. BUSINESS

Overview

FirstVitals, Inc. ("FirstVitals," the "Company," "we," "us," or "our") is a Delaware corporation incorporated on September 12, 2024. The Company is developing an integrated gastrointestinal ("GI") diagnostic and service platform anchored by video capsule endoscopy ("VCE") technologies enhanced by artificial intelligence ("AI"), and expanded through additional diagnostic tools, testing modalities, and data-driven capabilities for humans, companion animals and large animals, specifically equine. The platform is designed to support non-invasive evaluation of GI conditions and may incorporate complementary approaches, including microbiome-related testing, blood-based diagnostics, genetic testing and other functional or physiological data sources.

The Company's principal offices are located at 2605 Camino Tassajara #2500, Danville, CA 94526. The Company is in the pre-revenue stage and has not yet commenced revenue-generating operations as of the date of this Annual Report. FirstVitals completed a Regulation A Tier 2 offering qualified by the SEC offering up to 2,440,000 shares of Common Stock at $8.50 per share, for a Maximum Offering Amount of $20,740,000.

As of the date of this Annual Report, the Company has authorized 50,000,000 shares of Preferred Stock pursuant to a Certificate of Amendment to its Certificate of Incorporation filed in November 2025. However, the Board of Directors has not adopted a resolution designating the terms, rights, or preferences of any series of Preferred Stock, and no Certificate of Designations has been filed with the Delaware Secretary of State. Accordingly, no preferred shares of any class or series have been issued or are outstanding.

Mission

FirstVitals is developing ProteusDx®, an integrated gastrointestinal (GI) diagnostic and services platform that is intended to organize currently fragmented, single-modality diagnostic approaches into a unified, data-driven framework for healthcare providers, veterinarians, and patients. The ProteusDx® platform is conceptually designed to combine capsule-based imaging, AI-enabled analysis, and complementary diagnostic modalities, which may include hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, VCE imaging, and digital phenotype data through a multi-layer AI fusion engine that, if successfully developed, could support GI risk classification and longitudinal disease-trajectory assessment across human, companion animal, and equine applications, subject to capital availability, regulatory requirements, and successful validation.

The Company believes the ProteusDx® platform may over time support certain complementary health and wellness product offerings as part of a broader GI-health engagement framework; however, any such consumer-oriented activities are expected to remain ancillary to the Company’s core diagnostic and care-management initiatives and would be pursued, if at all, only after further evaluation of regulatory, operational, and commercial considerations.

FirstVitals seeks to support earlier GI disease evaluation, more consistent clinical workflows, and expanded access to diagnostic services across clinical, at-home, and veterinary settings, with the longer-term objective that ProteusDx® could function not only as a diagnostic platform but also as an infrastructure layer for ongoing GI health management, subject to clinical validation, regulatory clearance, and market adoption.

Expanding GI Care. Enabling Continuous Insight. Supporting Better Health.

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Business Description

GI Disease Diagnosis is Fundamentally Broken

The diagnosis of gastrointestinal diseases is fundamentally broken across the full spectrum of GI conditions patients must navigate multiple specialists, tests, and settings, each producing data that is rarely synthesized into a unified clinical picture. Today's standard approach evaluates one indicator at a time in sequence, missing the critical connections between different biological signals that together reveal what is actually wrong with a patient.1 Because GI symptoms are vague and overlap across many conditions, the system regularly fails patients regardless of their underlying disease: patients with Crohn's disease wait a median of 8 to 15 months for a correct diagnosis2, the mean time to diagnosis celiac disease is approximately 3 years3 and patients who receive a missed or incorrect initial diagnosis of colorectal cancer wait an average of 9.4 months for a correct diagnosis compared to just 2.0 months for those correctly identified at first evaluation.4 These delays are not merely inconvenient a global review of over 100,000 IBD patients found that those who waited the longest for diagnosis were two to four times more likely to require bowel surgery as a result.5 Even when patients do reach the right specialist, human limitations create further diagnostic gaps in one study, not a single one of 22 experienced gastroenterologists achieved acceptable diagnostic accuracy after reviewing 20 capsule endoscopy cases, with correct identification rates of just 63% and 65% respectively.6 The scientific and medical communities increasingly recognize that solving this problem requires a fundamentally different approach: one that brings together imaging, genetic, microbiome, and biomarker data into a single AI-driven platform capable of identifying patterns no single test or specialist can see alone yet no such integrated solution has successfully reached routine clinical practice.7

VCE versus Traditional Endoscopy in Humans

Video Capsule Endoscopy (VCE) is a non-invasive diagnostic tool that allows visualization of the gastrointestinal tract, particularly the small intestine, which is challenging to assess with traditional endoscopy. Traditional endoscopic procedures, while effective, are often costly, invasive, and require specialized medical infrastructure, limiting access for many patients. The Company's AI-enhanced VCE platform is designed to bridge this gap, providing automated, precise, and scalable diagnostics.

Physicians most commonly prescribe VCE when conventional endoscopy fails to locate the source of obscure gastrointestinal bleeding, which accounts for roughly 5% of all GI bleeds in the United States.8 The primary health conditions in humans warranting the use of VCE include:

•	Obscure Gastrointestinal Bleeding (OGIB) — approximately 5% of all GI bleeding cases.[9]
•	Crohn’s Disease — affecting approximately 780,000 individuals in the United States.[10]

1 Iqbal U, et al. Clinical Validation of AI-Powered Gastrointestinal Biomarker Interpretation. Academia.edu (Feb. 28, 2026). Available at: https://www.academia.edu/164888080.

2 Lamb CA, et al. Rapid Diagnosis and Treatment of Inflammatory Bowel Diseases. Journal of Crohn's and Colitis (Feb. 1, 2026). Available at: https://doi.org/10.1093/ecco-jcc/jjaf203.

3 Malamut, G., Canova, C., Rosato, I., Gianfrani, C., Auricchio, R., Neefjes-Borst, A., Cellier, C., & Mulder, C. J. (2025). United European Gastroenterology Journal. https://doi.org/10.1002/ueg2.12658

4 Rubin G, et al. Missed Opportunities for the Diagnosis of Colorectal Cancer. PMC (2015). Available at: https://pmc.ncbi.nlm.nih.gov/articles/PMC4609372/.

5 Crohn's & Colitis UK. New Study Shows Delayed Diagnosis of Inflammatory Bowel Disease is Linked to Worse Clinical Outcomes (global review of 101 studies, 100,000+ patients). Available at: https://www.crohnsandcolitis.org.uk/news-stories/news-items/new-study-shows-delayed-diagnosis-of-inflammatory-bowel-disease-is-linked-to-worse-clinical-outcomes (last visited May 14, 2026).

6 Cold KM, et al. From Fragmentation to Frameworks: Standardizing AI in Gastrointestinal Endoscopy. PMC (Sept. 24, 2025). Available at: https://www.ncbi.nlm.nih.gov/pmc/articles/PMC12499636/.

7 Verstockt B, et al. Clinical Value of Multiomics-Based Biomarker Signatures in Inflammatory Bowel Diseases: Challenges and Opportunities. PMC (2023). Available at: https://pmc.ncbi.nlm.nih.gov/articles/PMC10371325/.

Lopera-Maya EA, et al. Multi-Omics Data Integration Identifies Novel Biomarkers and Patient Subgroups in Inflammatory Bowel Disease. Journal of Crohn's and Colitis (Jan. 11, 2025). Available at: https://academic.oup.com/ecco-jcc/article/19/1/jjae197/7942687.

8 ASGE Standards of Practice Committee (2010). “The role of endoscopy in the management of obscure GI bleeding.” Gastrointestinal Endoscopy, 72(3), 471–479. These guidelines note that OGIB constitutes roughly 5% of GI bleeding cases, often requiring capsule endoscopy for diagnosis.

9 ASGE Standards of Practice Committee (2010). “The role of endoscopy in the management of obscure GI bleeding.” Gastrointestinal Endoscopy, 72(3), 471–479. These guidelines note that OGIB constitutes roughly 5% of GI bleeding cases, often requiring capsule endoscopy for diagnosis.

10 CDC – Inflammatory Bowel Disease (IBD) data (https://www.cdc.gov/ibd/data-statistics.htm); Kappelman, M.D., et al. (2007). “The prevalence and geographic distribution of Crohn’s disease and ulcerative colitis in the United States.” Clinical Gastroenterology and Hepatology, 5(12), 1424–1429. CDC estimates place the U.S. Crohn’s population between 700,000–800,000.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

•	Small Intestine Tumors — approximately 11,000 new cases diagnosed annually in the U.S.[11]
•	Celiac Disease — affecting approximately 1% of the U.S. population, many cases undiagnosed.[12]
•	NSAID-Induced Enteropathy — studies show 50–70% of chronic NSAID users develop some degree of small bowel injury.[13] An estimated 29 million Americans are chronic NSAID users.[14]
•	Polyposis Syndromes — including Peutz-Jeghers syndrome, with an incidence of approximately 1 in 25,000 to 300,000 individuals.[15]

Expanded Diagnostic Modalities

The ProteusDx ® platform is designed to incorporate, in addition to VCE imaging, a set of complementary diagnostic modalities that together may support a more comprehensive understanding of GI health. Consistent with the architecture described in the Company’s provisional patent application, these modalities include hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data. The platform is designed to integrate these data streams through a multi-layer AI fusion engine. The Company’s ability to develop and commercialize these capabilities is subject to capital availability, clinical validation, regulatory requirements, and successful platform development, and there can be no assurance that all or any of these modalities will be successfully integrated or commercially deployed.

By integrating multiple sources of data within a unified platform, the Company seeks to support healthcare providers in assessing and managing GI health across different contexts and over time. The inclusion of these capabilities is intended to expand the scope of the platform beyond single-point diagnostics, enabling broader applications including longitudinal assessment, early identification of potential concerns, and support for both clinical and non-clinical use cases, subject to regulatory requirements and market adoption.

Types of Data Relevant to GI Health

A wide range of biological, functional, and clinical data may be relevant to the assessment of GI health. Such data may include, among other things:

•	Imaging-derived information from VCE and related capsule-based technologies.
•	Molecular and microbial profiles, including gut microbiome composition, which has been associated with digestive disorders and broader metabolic and immune processes.[16]
•	Blood-based biomarkers, such as inflammatory indicators, nutrient levels, and immune responses that may provide insight into systemic conditions affecting the GI tract.[17]

11 American Cancer Society (ACS) – “Key Statistics for Small Intestine Cancer” (https://www.cancer.org/cancer/small-intestine-cancer/about/key-statistics.html). According to ACS, about 11,190 new cases of small intestine cancer were expected in the U.S. in 2023.

12 NIH – National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK): “Celiac Disease.” (https://www.niddk.nih.gov/health-information/digestive-diseases/celiac-disease); Rubio-Tapia, A., et al. (2012). “The prevalence of celiac disease in the United States.” The American Journal of Gastroenterology, 107, 1538–1544. These studies confirm ~1% prevalence, with many cases undiagnosed.

13 Maiden, L., et al. (2005). “Gastrointestinal damage associated with the use of nonsteroidal anti-inflammatory drugs.” Current Opinion in Rheumatology, 17(2), 153–158; Bjarnason, I., et al. (2018). “Mechanisms of damage to the gastrointestinal tract from nonsteroidal anti-inflammatory drugs.” Gastroenterology, 154(3), 500–514. Studies using capsule endoscopy have shown that 50–70% of chronic NSAID users develop some degree of small bowel injury.

14 Nature.com – Chronic NSAID user population estimates: https://www.nature.com/articles/s41598-024-56665-3 citing https://onlinelibrary.wiley.com/doi/full/10.1002/pds.3463

15 MedlinePlus Genetics – Peutz-Jeghers syndrome frequency. https://medlineplus.gov/genetics/condition/peutz-jeghers-syndrome/#frequency

16 The Human Microbiome Project Consortium, Structure, Function and Diversity of the Healthy Human Microbiome, Nature 486, 207–214 (2012); Mayer, E.A. et al., Gut Microbiome and Host Interactions in Gastrointestinal Disease, Nat. Rev. Gastroenterol. Hepatol. (2015); Kinross, J.M., Darzi, A.W., & Nicholson, J.K. (2011). Gut microbiome-host interactions in health and disease. Genome medicine, 3(3), 14. https://doi.org/10.1186/gm228

17 American Gastroenterological Association, AGA Clinical Practice Guidelines on the Laboratory Evaluation of Functional Diarrhea and Diarrhea-Predominant Irritable Bowel Syndrome in Adults, Gastroenterology (2019).

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

•	Physiological measurements relating to motility, transit time, pressure, and pH within the digestive system, which may offer further context regarding GI performance and abnormalities.[18]
•	Hereditary genetic data, which has been associated with individual variation in gut microbial composition and gastrointestinal function, and which may provide insight into predisposition to GI conditions and inform longitudinal disease-trajectory assessment.[19]

Consistent with the architecture described in the Company’s provisional patent application, the conceptual architecture of the ProteusDx ® platform is designed to integrate and analyze hereditary genetic data, microbiome metagenomic profiles, blood-based and stabilized stool biomarkers, VCE imaging, and digital phenotype data to support a more comprehensive understanding of GI health and assist healthcare providers in evaluating patients across different stages of care.

Bridging Human and Animal Healthcare

The Company is also exploring applications of its platform in the veterinary sector, including for companion animals and large animals, such as in the equine industry. The Company believes that extending its platform across both human and veterinary markets may expand its potential addressable opportunity; however, such expansion is subject to technological development, regulatory considerations, and market adoption. Just as GI disorders significantly impact human well-being, companion animals and equine animals also suffer from undiagnosed and untreated GI conditions. By exploring AI-enhanced VCE applications and other data analytical tools in veterinary settings, the Company seeks to enable veterinarians and pet owners to access advanced diagnostic tools, subject to the development, regulatory, and market considerations noted herein.

Key Commercial Agreements and Strategic Developments

Medical Equipment Supply Agreement

On February 9, 2026, the Company entered into a Medical Equipment Supply Capsule Purchase Agreement with AnX Robotica Corp. ("AnX"), pursuant to which the Company obtained rights to sell and distribute certain products, including video capsule endoscopy systems and other technologies and products. The agreement also provides the Company with the right to utilize their FDA-cleared AI-assisted reading tool for small bowel endoscopy as part of its platform. This agreement represents a significant step in the Company's commercialization strategy, enabling access to a commercially available, FDA-cleared VCE system with an AI-assist component and other GI-related testing technologies.

The supply agreement provides the Company with both exclusive and non-exclusive distribution rights across various markets and territories, including opportunities to pursue international distribution in select markets outside the United States. The Company intends to leverage these international distribution rights as part of its planned international sales expansion, which the Company expects to commence in 2026. The Company is currently evaluating its international distribution structure, including the potential establishment of a dedicated subsidiary to handle international operations and product imports, and is exploring specific target markets and commercial arrangements consistent with the terms of the supply agreement. International sales activities will be subject to applicable regulatory, import, and distribution requirements in each target market, and there can be no assurance that the Company will be able to execute international sales within the anticipated timeframe or that such activities will generate meaningful revenue

Prior Strategic Discussions

The Company had previously entered into a non-binding Memorandum of Understanding with Augere Medical AS, a Norwegian AI developer, for the development of AI components for the Company's VCE platform. This MOU was terminated following Augere's bankruptcy. The Company has no remaining obligations or arrangements with Augere Medical AS.

18 Camilleri, M. et al., American Neurogastroenterology and Motility Society Consensus Statement on Intraluminal Measurement of Gastrointestinal and Colonic Motility in Clinical Practice, Neurogastroenterol. Motil. (2008); World Gastroenterology Organisation, Global Guidelines: Irritable Bowel Syndrome (latest update).

19 Fall, T., et al. "Genome-wide association analyses highlight the role of the intestinal molecular environment in human gut microbiota variation." Nature Genetics, vol. 58, no. 3, Feb. 2026, pp. 540–549, https://doi.org/10.1038/s41588-026-02512-2; Groot, H.E., et al. "Human genetic determinants of the gut microbiome and their associations with health and disease: a phenome-wide association study." Scientific Reports, vol. 10, no. 14821, Sept. 2020, https://doi.org/10.1038/s41598-020-70724-5.

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Prior Strategic Transaction

On September 30, 2025, the Company entered into two Share Purchase Agreements (collectively, the “IntroMedic SPAs”) with the purpose of acquiring a majority interest in IntroMedic Co., Ltd., a corporation incorporated under the laws of the Republic of Korea and a manufacturer and distributor of the MiroCam video capsule endoscopy system. The Company disclosed the IntroMedic SPAs on a Current Report on Form 1-U filed with the SEC on October 30, 2025. The proposed transaction did not proceed. No funds were paid by the Company in connection with the IntroMedic SPAs, and the Company has no further payment obligations or other arrangements related to this transaction.

Ongoing Licensing Discussions

The Company continues to be engaged in discussions with other VCE and other technology and testing providers regarding potential licensing arrangements, including potential exclusive worldwide or territorial rights to technologies including, among others, those that have received FDA 510(k) clearance for human use.

Artificial Intelligence Enhancement

The Company plans to develop and incorporate additional Artificial Intelligence (AI) enhancements into its VCE platform. The Company believes that AI will improve diagnostic accuracy, reduce review time, and increase accessibility. The Company has already secured rights to utilize an FDA-cleared AI-assisted reading tool for certain products for small bowel endoscopy.

AI algorithms, particularly deep learning models based on convolutional neural networks (CNNs), can analyze vast amounts of VCE images to identify abnormalities such as bleeding, ulcers, polyps, and tumors with high precision. Key benefits of AI integration include:

•	Improved Detection Rates: CNN-based algorithms have been associated with increased detection rates of small bowel capsule endoscopy findings.[20]
•	Reduced Clinician Workload: AI pre-screening highlights frames with potential abnormalities, significantly reducing the number of images a clinician must review.[21]
•	Real-Time Analysis: Advanced AI-empowered wireless video endoscopic capsules can perform real-time analysis, providing immediate diagnostic insights during the procedure.[22]
•	Broader Pathology Recognition: AI models can be trained to recognize a wide range of small bowel pathologies, enhancing overall diagnostic yield.[23]
•	Artifact Mitigation: AI can help mitigate image artifacts and data imbalance challenges inherent in VCE, improving image clarity and diagnostic reliability.[24]

MEDVQA-GI AI-Platform

The Company is in the conception stage of developing MEDVQA-GI (Medical Visual Question Answering for Gastrointestinal Imaging), a proprietary AI-powered platform the Company envisions as an interactive clinical reasoning layer on top of FDA-cleared computer-aided detection (CADe) systems. Unlike conventional AI tools, MEDVQA-GI is conceptually designed to enable physicians to engage with imaging data through natural language queries, asking questions such as "Is this active bleeding?" or "What is the most severe finding?" and receive structured, evidence-linked responses tied to specific video frames and CADe outputs. The Company intends, if developed, to architect the platform across a HIPAA-compliant infrastructure and incorporate a compliance layer intended to position all outputs as assistive clinical decision support, consistent with non-device CDS classification under applicable FDA guidance. Conceptual commercial applications could include workflow automation for diagnostic reading centers, assisted report generation, subscription-based physician access, patient-facing insight tools, and licensing arrangements with medtech partners. The Company also believes, speculatively, that such a platform could reduce physician read time and generate recurring revenue across multiple channels, while accumulating a proprietary GI question-and-answer dataset that could serve as a long-term competitive differentiator. If development proceeds, the Company would intend to conduct a prospective observational pilot study to validate efficiency and diagnostic concordance outcomes prior to pursuing regulatory clearance.

20 JAMA Network Open – CNN-based algorithm for small bowel capsule endoscopy findings: https://jamanetwork.com/journals/jamanetworkopen/fullarticle/2794207

21 OAE Publishing – AI applications decreasing total images for clinician review: https://www.oaepublish.com/articles/2574-1225.2023.102

22 Id. (same source as footnote 11).

23 BMC Gastroenterology – AI applications for identifying multiple types of small bowel lesions: https://bmcgastroenterol.biomedcentral.com/articles/10.1186/s12876-024-03482-7

24 arXiv – AI mitigation of image artifacts and data imbalance in VCE: https://arxiv.org/abs/2308.13035

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If successfully developed, the Company envisions MEDVQA-GI as an interactive clinical reasoning layer on top of FDA-cleared computer-aided detection (CADe) systems, intended to convert raw GI imaging data into structured, evidence-linked clinical intelligence through natural language interaction. The platform could generate revenue through multiple channels, including technology licensing arrangements with diagnostic device manufacturers, hospital systems, and health technology companies; subscription-based access for clinical providers on a per-seat or per-study basis; workflow integration with independent diagnostic testing facilities (IDTFs) and reading centers; and, speculatively, integration with patient-facing and telemedicine platforms that could enable remote, AI-assisted GI diagnostic consultations by connecting patients, diagnostic data streams, and clinicians in a virtual care environment. The Company also believes that, conceptually, the MEDVQA architecture could be adapted to support veterinary telemedicine applications for companion animal and equine GI diagnostics.

The Company's long-term platform strategy involves expanding beyond VCE imaging to encompass additional diagnostic modalities and data-driven services. In connection with this vision, the Company expects to evaluate the integration of AI capabilities as a component of its competitive positioning. Future development plans may include the recruitment of an in-house AI leader or a dedicated team with expertise in machine learning, health informatics, and medical imaging to oversee this evolution.

While the Company intends to explore internal AI leadership to direct its strategy and manage third-party resources including open-source frameworks like PyTorch or TensorFlow, these initiatives remain subject to the Company's future capital allocation priorities and strategic requirements.

Market Opportunity

Strategic Development of the ProteusDx ® Unified GI Diagnostic Platform

The Company plans to develop ProteusDx ®, a branded multi-modal gastrointestinal (GI) diagnostic platform designed to integrate diverse diagnostic streams into a unified, data-driven solution for healthcare providers, veterinarians, and patients. In connection with this strategy, the Company has prepared a provisional patent application with the USPTO for the core concepts underlying the ProteusDx ® platform; a unified system designed to consolidate hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, video capsule endoscopy (VCE) imaging, and digital phenotype data into a single orchestration pipeline.

As envisioned, the ProteusDx ® platform would utilize a multi-layer fusion engine to generate GI risk classifications and longitudinal disease-trajectory models across human, companion animal, and equine applications. By leveraging machine-learned classifiers and automated VCE triage capabilities, the Company believes ProteusDx ® could meaningfully address current fragmentation in the GI diagnostic market across clinical, at-home, and veterinary environments.

The Company further believes that the ProteusDx ® platform's ongoing patient and provider relationships can create a natural commercial extension into health and wellness supplements and related products enabling FirstVitals to offer curated wellness offerings to its provider partners, patients, and consumers as part of a broader GI health engagement ecosystem, subject to applicable regulatory requirements and market adoption.

Human Market — VCE

The potential annual human VCE procedures in the U.S. are estimated at 100,000 to 150,000, based on the prevalence of OGIB, Crohn’s Disease, small intestine tumors, Celiac Disease, NSAID-Induced Enteropathy, and polyposis syndromes described above.25 With an average procedure cost of approximately $1,000, this implies an estimated U.S. procedure-based market size in the range of approximately $100 million to $150 million annually; these figures represent general third-party market estimates and should not be interpreted as projections of the Company’s future revenue.26 The global capsule endoscopy market was valued at approximately $482.8 million in 2022 and is projected to grow at a CAGR of 9.6% from 2023 to 2030.27

25 American Academy of Family Physicians (AAFP) – GI bleeding incidence data: https://www.aafp.org/pubs/afp/issues/2020/0301/p294.html

26 CMS – CY 2024 OPPS Preliminary Rate-Setting Data: https://www.cms.gov/files/document/cy-2024-opps-preliminary-ratesetting-data-two-times-file-january-september-2022-data.pdf; MDsave – Capsule Endoscopy pricing: https://www.mdsave.com/procedures/capsule-endoscopy/d784fece

27 Grand View Research – Capsule Endoscopes Market Analysis: https://www.grandviewresearch.com/industry-analysis/capsule-endoscopes-market

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AI in Endoscopy Market

Integrating AI into endoscopy and colonoscopy presents significant commercialization potential. The global AI in endoscopy market was valued at approximately $39.5 million in 2021 and is projected to reach over $421.8 million by 2031 (CAGR of 26.9%).28 By 2033, market estimates reach approximately $838.9 million (CAGR of 30.6% from 2024 to 2033).29 The U.S., Europe, and Japan AI in endoscopy market was valued at $46.4 million in 2022 and is anticipated to grow at a CAGR of 26.4% to over $367.5 million by 2031.30

Veterinary Market

The global veterinary video endoscopy market was valued at approximately $188.95 million in 2022 and is projected to reach $336.76 million by 2030 (CAGR of 7.77%).31 In 2024, the market size is anticipated at approximately $213.82 million, with expectations to exceed $554.13 million by 2037 (CAGR of 7.6%).32 The U.S. companion animal health market was estimated at $8.01 billion in 2024, expected to grow at a CAGR of 9.87% to approximately $13.97 billion by 2030. The equine veterinary services market is projected to reach $2.532 billion by 2030.33 Veterinary expansion remains subject to technological development, regulatory considerations, and market adoption.

Expanded GI Diagnostic Modalities — Addressable Opportunity

The ProteusDx ® platform’s architecture designed to incorporate hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, VCE imaging, and digital phenotype data may, if successfully developed, further expand the Company’s addressable opportunity within the broader GI health ecosystem, encompassing laboratory testing, functional diagnostics, and data-driven health services.

The Medicare GLP-1 Bridge Care Navigation Engine

The Company is exploring potential opportunities arising from the Medicare GLP-1 Bridge, a CMS short-term demonstration program announced in December 2025 that is scheduled to launch on July 1, 2026, and is designed to provide eligible Medicare Part D beneficiaries with access to certain GLP-1 weight-management medications through a centralized prior authorization and claims adjudication structure administered by CMS.34 The Company believes that the launch of this program may create opportunities for its planned Management Services Organization (MSO) and care-management infrastructure to support network providers with patient onboarding, compliance tracking, and related services for eligible beneficiaries — and that longitudinal metabolic data accumulated through such engagement could, subject to applicable privacy regulations and patient consent requirements, contribute to the training and validation of AI components of the Company's broader GI diagnostic platform.

Revenue Strategy

FirstVitals has identified multiple potential revenue-generating pathways:

•	Distribution of VCE Systems: The Company has rights to sell and distribute AnX Robotica's VCE systems and other GI-related diagnostic technologies, providing a near-term product revenue opportunity. The Company is also in active discussions with additional VCE manufacturers regarding U.S. and international distribution rights, which it believes could expand its near-term commercial reach.

28 Transparency Market Research – AI in Endoscopy Market (U.S., Europe, Japan): https://www.transparencymarketresearch.com/us-europe-and-japan-ai-in-endoscopy-market.html

29 Market.us – AI in Endoscopy Market News 2024: https://media.market.us/ai-in-endoscopy-market-news-2024/

30 Transparency Market Research – AI in Endoscopy Market (U.S., Europe, Japan), 2031 projections: https://www.transparencymarketresearch.com/us-europe-and-japan-ai-in-endoscopy-market.html

31 Grand View Research – Veterinary Endoscopes Market Report: https://www.grandviewresearch.com/industry-analysis/veterinary-endoscopes-market-report

32 Research Nester – Veterinary Video Endoscopy Market: https://www.researchnester.com/reports/veterinary-video-endoscopy-market/5335

33 Market Research Future – Veterinary Endoscope Market: https://www.marketresearchfuture.com/reports/veterinary-endoscope-market-26360

34 https://www.cms.gov/medicare/coverage/prescription-drug-coverage/medicare-glp-1-bridge

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•	Expanded Diagnostics Revenue: The ProteusDx® platform is designed to incorporate additional diagnostic modalities including hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data which the Company intends to offer as revenue-generating services through the platform and its planned Independent Diagnostic Testing Facility (IDTF), subject to regulatory requirements and successful platform development.
•	Platform Licensing and Services: If successfully developed, MEDVQA-GI, the Company's proprietary AI-powered clinical reasoning tool could generate revenue through technology licensing arrangements with diagnostic device manufacturers, hospital systems, and health technology companies. The Company envisions MEDVQA-GI as a licensable AI engine that could be integrated into third-party diagnostic workflows and, potentially, white-labeled by clinical and veterinary partners seeking to deploy AI-assisted GI diagnostic capabilities under their own brands. The Company also believes MEDVQA-GI's cross-species architecture could support veterinary telemedicine applications for companion animals and equine GI diagnostics.
•	Medicare GLP-1 Bridge: The Company’s near-term revenue strategy will focus on deploying its care-management and MSO infrastructure to capture high-volume subscriber pipelines by assisting network providers with patient onboarding, compliance tracking, and Remote Patient Monitoring (RPM/PCM) fulfillment for the federal Medicare GLP-1 Bridge demonstration set to launch on July 1, 2026
•	Data Monetization: The Company believes that the ProteusDx® platform's unified multi-modal dataset spanning VCE imaging, microbiome sequencing, biomarker panels, and genetic data could represent a differentiated and valuable research asset. Subject to applicable privacy regulations and patient consent requirements, the Company may seek to monetize anonymized diagnostic datasets through licensing arrangements with pharmaceutical companies, research institutions, and health data organizations.
•	International Sales: The Company expects to commence international sales activities in 2026, initially targeting select markets across multiple categories, including diagnostic device distribution and consumer health and wellness products. The Company believes certain distribution rights available to it may encompass both diagnostic and consumer health product categories across international markets, subject to applicable regulatory requirements in each jurisdiction.
•	Supplements and Product Sales: The Company may in the future evaluate the development, distribution, or white-labeling of health and wellness products, such as dietary supplements intended to support gastrointestinal health, as a potential adjunct to its GI diagnostic platform. Any such initiatives are currently exploratory, would be implemented only after further assessment of regulatory, operational, and commercial factors, and are not expected to be a driver of the Company’s near-term business.

Plan of Operations

Upon successful capital formation, FirstVitals' operations will focus on the following key areas:

•	Near-Term Commercialization: Leveraging the February 9, 2026, Medical Equipment Supply Agreement to commence distribution of FDA-cleared VCE systems and begin offering the AI-assisted reading tool to clinical customers, representing a near-term revenue path that does not require additional regulatory clearance for the base VCE and AI-assisted reading tool.
•	Platform Expansion: Securing licensing rights to additional FDA-cleared VCE technologies from other manufacturers; incorporating additional AI functionality and pursuing required FDA 510(k) clearances; developing the multi-modal ProteusDx® platform architecture to integrate hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data, consistent with the Company’s provisional patent application, subject to capital availability and regulatory requirements.
•	Regulatory Strategy: Pursuing any additional FDA 510(k) clearances required for AI enhancements beyond those already cleared; maintaining HIPAA compliance across the data platform; monitoring evolving regulatory requirements for AI in medical devices.
•	Subsidiary Formation IDTF and MSO: The Company has established two subsidiaries to support its commercial operations. The first is an Independent Diagnostic Testing Facility (“IDTF”), which will be enrolled with Medicare and other third-party payors to provide video capsule endoscopy and other diagnostic testing services. The second is a Management Services Organization (“MSO”), which will provide administrative, operational, and management support services to physician practices and other healthcare providers utilizing the Company’s platform. Both subsidiaries are in formation and are expected to be operational in the near term, subject to completion of applicable enrollment, licensure, regulatory and organizational requirements.
•	Consumer Health Distribution Subsidiary (Exploratory): The Company is evaluating, on an exploratory basis, whether to establish a dedicated subsidiary for the potential distribution of consumer health and wellness products that could be complementary to its GI-focused platform. Any such subsidiary, if formed, is expected to remain ancillary to the Company’s diagnostic, GLP-1 care-management, and ProteusDx® initiatives and would be pursued only after further assessment of regulatory, operational, and capital requirements; there can be no assurance that this subsidiary will be formed or that any related products will be commercialized.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

•	International Market Expansion: The Company expects to commence international sales activities in 2026, initially targeting select international markets with an emphasis on distribution of diagnostic device products and related services. The Company may also explore, on a limited and opportunistic basis, international distribution of certain consumer health or wellness offerings in the future; however, such activities are currently conceptual, are expected to remain secondary to diagnostic and care-management operations, and will depend on applicable regulatory, import, and distribution requirements in each target market. The Company is currently exploring several options for its international distribution structure, including the potential establishment of a dedicated subsidiary to handle international operations and product imports and exports subject to applicable regulatory, import, and distribution requirements in each target market.
•	Pilot Programs: Conducting a human market pilot program with 100–200 patients across leading hospitals, GI clinics, and telemedicine providers to validate the integrated platform; exploring a veterinary pilot with equine hospitals and companion animal practices as supplemental market validation.
•	Revenue Scaling: Targeting 10–15% of the US human capsule endoscopy market within 5 years; expanding into veterinary markets and integrated diagnostics as platform capabilities mature.

Revenue timeline: Short-term (through 2026) distribution of VCE systems, initial AI tool deployments, pilot validations, and commencement of international sales activities in select markets; Mid-term (2027–2028) broader hospital, veterinary network, and international market expansion across multiple product categories; Long-term (2029+) sustainable SaaS and licensing revenue, companion animal and livestock markets, continued AI advancements.

Intellectual Property

The Company’s IP strategy includes: (i) a U.S. provisional patent application titled “Integrated Multi-Modal Gastrointestinal Diagnostic and Predictive System for Human, Companion-Animal, and Equine Subjects,” with Ernest G. Lee as inventor and the Company as assignee, covering a unified diagnostic platform that integrates hereditary genetics, microbiome sequencing, blood and stool biomarkers, video capsule endoscopy imaging, and digital phenotype data into a multi-layer AI fusion engine capable of generating species-specific GI risk classifications across human, companion animal, and equine subjects; (ii) rights to sell and distribute AnX Robotica Corp. VCE and other systems and to utilize their FDA-cleared AI-assisted reading tool under the February 9, 2026 agreement; (iii) ongoing negotiations for worldwide licensing rights to additional FDA-cleared VCE technologies from other manufacturers; (iv) plans to retain exclusive ownership of AI models and enhancements independently developed by the Company or developed under work-for-hire arrangements; and (v) protection of trade secrets related to training datasets, AI model architecture, and proprietary clinical workflows. The provisional patent application describes the conceptual architecture of the ProteusDx ® platform; the Company has not committed to implementing all modalities described therein, and the final platform design will depend on available capital, regulatory requirements, technology development, and commercial priorities. There can be no assurance that any particular modality described in the patent application will be incorporated into the platform as ultimately deployed. There can be no assurance that a formal non-provisional patent application will be filed, or that any patent will be granted. A prior non-binding memorandum of understanding with a third-party AI developer was terminated following that party’s bankruptcy, and no intellectual property was developed or transferred under that arrangement.

Regulatory Environment

The Company's platform is subject to regulation by the U.S. Food and Drug Administration (FDA). The Company's regulatory strategy includes:

•	FDA-Cleared Platform: The Medical Equipment Supply Agreement provides access to FDA-cleared VCE and other systems and an FDA-cleared AI-assisted reading tool for small bowel endoscopy, enabling near-term commercial operations without requiring new FDA clearances for these specific products.
•	Additional AI/510(k) Submissions: The Company may seek to incorporate additional AI functionality or features into FDA-cleared devices. Any such additions may require additional FDA 510(k) review or clearance. There can be no assurance that required clearances will be obtained.
•	HIPAA Compliance: The Company's platform will handle Protected Health Information (PHI) and will be designed to comply with HIPAA requirements.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

•	Data Privacy Laws: The Company will address applicable requirements including GDPR (for international operations), CCPA, and CPRA.
•	Veterinary Regulatory: Applications in veterinary settings will be subject to separate regulatory assessment and may require different or additional regulatory pathways.

Medicare GLP-1 Bridge Regulatory Environment.

Medicare GLP-1 Bridge Regulatory Considerations. As part of its broader regulatory and compliance strategy, the Company intends to evaluate participation in, and services related to, the Centers for Medicare & Medicaid Services (CMS) Medicare GLP-1 Bridge program as a potential component of its care-management and MSO activities, recognizing that the program’s scope, timing, and requirements remain subject to CMS discretion. The Company believes its planned MSO and care-management infrastructure may support participating healthcare providers with patient onboarding, compliance monitoring, prior authorization support, and related administrative services. Through these activities, the Company may collect longitudinal health information from patients and providers utilizing its platform. Subject to applicable privacy laws, HIPAA requirements, patient authorization, data-use restrictions, and appropriate de-identification or other compliance safeguards, the Company may seek to utilize properly obtained health data to support future development, validation, and improvement of AI-enabled components of its broader gastrointestinal diagnostic platform, including MEDVQA-GI. There can be no assurance that the Company will obtain sufficient data, satisfy applicable regulatory requirements, or successfully use such data for AI development purposes.

Competition

The market for AI-enhanced GI diagnostics is competitive and rapidly evolving. The Company competes with established medical device manufacturers including Given Imaging (Medtronic), Olympus, among others, which offer conventional VCE products, as well as AI-enhanced diagnostic products. The Company believes its competitive advantages include:

•	Access to FDA-cleared VCE and AI technology, enabling earlier market entry compared to companies still in development-only stages.
•	Strategy to leverage existing FDA-cleared devices, reducing regulatory timeline and capital requirements for core products.
•	Multi-modal integrated platform architecture designed to span VCE imaging, hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data, consistent with the Company’s provisional patent application, subject to successful development and capital availability.
•	Multi-species approach exploring human, companion animal, and equine markets — believed to be differentiated from single-market competitors.
•	A service-oriented model utilizing an IDTF-based structure that can provide device deployment, data collection, and interpretation, including through mobile or remote capsule distribution and centralized reading capabilities, which may facilitate expanded geographic reach and operational flexibility.
•	A strategy to engage primary care–driven and facility-based referral channels, including long-term care settings (such as skilled nursing facilities and assisted living communities), which may allow for earlier patient identification and increased utilization, particularly in populations with limited access to gastroenterology services and in environments where on-site access to specialist diagnostics is limited.
•	Experienced management team with decades of healthcare services, technology commercialization, and financial management expertise.

Employees

As of the date of this Annual Report, the Company's team consists of its executive officers who serve on a full-time equivalent basis. The executive team consists of Ernest Lee (CEO), Sylwia Hauman (CFO), Anthony Voorhies (CCO), Gagan Singh (CTO) and Phillip Sung (General Counsel), each of whom is engaged on a full-time equivalent basis. Dr. Anastasia Katany serves as Fractional Medical Director. The Company does not currently have formal employment agreements in place and intends to enter into such agreements upon receipt of sufficient proceeds from this Offering or other financing.

Properties

The Company does not own any real property. The Company expects to lease appropriate office space as operations scale. The Company's current mailing address is 2605 Camino Tassajara #2500, Danville, CA 94526.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

ITEM 1A. RISK FACTORS

An investment in the Company's Common Stock involves a significant degree of risk and is suitable only for investors who have no need for liquidity in this investment. Prospective investors should carefully consider each of the following risks before purchasing Shares. The risks described below are not the only risks facing the Company. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also adversely affect its business, financial condition, and results of operations. If any of the following risks materialize, the Company's business, financial condition, results of operations, and prospects could be materially and adversely affected, and investors could lose all or a significant portion of their investment.

INVESTMENT AND FINANCIAL RISKS

The Company is a startup with no meaningful operating history and no meaningful revenue, and there is no assurance the Company will ever generate meaningful revenue or become profitable.

The Company was incorporated on September 12, 2024, and has not generated any meaningful revenue as of the date of this Annual Report. The Company has no meaningful operating history upon which investors can evaluate its business or prospects. The Company's lack of operating history makes predicting future operating results difficult or impossible. There can be no assurance that the Company will ever generate meaningful revenue, achieve profitability, or deliver any return on investment to its shareholders.

The Company has a going concern qualification in its audited financial statements, which raises substantial doubt about its ability to continue as a business.

The Company's independent auditor, Assurance Dimensions, has included a going concern qualification in its audit report, noting that the Company's ability to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. There can be no assurance that the Company will be able to raise sufficient capital or generate sufficient revenue to continue operations. If the Company is unable to continue as a going concern, investors could lose their entire investment.

The Company's ability to execute its business plan is entirely dependent on its ability to raise capital through this Offering and future financings, which may include private placements under Regulation D, additional public offerings, or debt financing.

The Company requires substantial capital to fund product development, commercial launch activities, regulatory compliance, sales and marketing, and general operations. If the Company does not raise sufficient proceeds through this Offering or future financings (which may include private placements under Regulation D, additional public offerings, or debt financing), it will be unable to execute its business plan and may be forced to curtail or cease operations. There is no assurance that the Company will raise the Maximum Offering Amount or any particular amount. Even if the Maximum Offering Amount is raised, additional capital may be required in the future, and there is no assurance such additional capital will be available on acceptable terms or at all.

Future capital raises will dilute existing shareholders, potentially significantly.

The Company expects to require additional capital beyond this Offering to fund its long-term growth. Any future equity financing will dilute the ownership percentage of existing shareholders. The two Series A Convertible Promissory Notes issued to Dr. Steven Gest may, if converted, result in the issuance of Common Stock at a price below the current Offering price, further diluting shareholders. The Company may also adopt equity incentive plans and issue additional shares to employees and consultants, which would further dilute shareholders.

The Company's Series A Convertible Promissory Notes are debt instruments and should not be confused with Series A Preferred Stock.

The Company has issued 2 Series A Convertible Promissory Notes in the aggregate amount of $500,000 to Dr. Steven Gest. These instruments are debt obligations, not equity, and do not represent issued or outstanding shares of any class. Despite the use of the label 'Series A,' these notes do not constitute, and are not associated with, any designated or issued series of Preferred Stock. If converted, they will convert into shares of Common Stock, not Preferred Stock. The Company has not completed the steps necessary to designate or issue Series A Preferred Stock or any other series of Preferred Stock, and there is no assurance that it will do so.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

The Offering price and Minimum Investment Amount were arbitrarily determined and do not reflect any established valuation of the Company.

The Offering price of $8.50 per Share and the Minimum Investment Amount of $850 were arbitrarily determined by the Company and do not bear any relationship to the assets, liabilities, book value, or earnings of the Company, or any other established criteria for valuing a business. The assets to be acquired with Offering proceeds could have a higher or lower value, which may result in the valuation of the Company being lower or higher than the Offering price. Investors should not rely on the Offering price as indicative of the fair value of the Shares.

There is no public market for the Shares, and none is expected to develop. The Shares are illiquid and subject to significant transfer restrictions.

Prior to this Offering, there has been no public market for the Shares, and the Company does not currently plan to list the Shares on any exchange or trading market. The Shares are non-transferable except in limited circumstances and in compliance with applicable federal and state securities laws. Investors should expect to hold their Shares as a long-term investment and must be capable of bearing the economic risk of this investment indefinitely. There is no assurance that the Company will be able to facilitate or participate in any secondary transfer of Shares.

The Company is considered a shell company under SEC Rule 405, which subjects investors to restrictions on resale.

As a company with nominal operations and limited assets, the Company is currently considered a shell company under SEC Rule 405. As a result, investors are not permitted to rely on the safe harbor provisions of Rule 144 for the resale of their Shares until at least one year after the Company ceases to be a shell company and files the required current information with the SEC. This restriction will likely make it more difficult for investors to sell their Shares and may adversely affect the value of the Shares.

The Company has outstanding promissory notes to its CEO that become due upon any capital raise and may reduce funds available for operations.

During 2025, the Company issued additional related-party notes totaling $98,750 and repaid $118,750. As of December 31, 2025, the Company had outstanding related party notes payable to its founder/CEO with an aggregate balance of approximately $37,000. These Notes become immediately due and payable upon the closing of any capital-raising activity, including this Offering. The lender of these Notes (the Company’s CEO) has waived all accrued interest. The Company has reserved the right to use Offering proceeds to repay these Notes. If the Notes are repaid from Offering proceeds, the funds available for business operations will be reduced accordingly. If the Company has insufficient funds to repay the Notes, they may fall into default, which could have a negative impact on the Company and its shareholders.

RISKS RELATED TO THE COMPANY’S COMMERCIAL LAUNCH, INCLUDING THE SUPPLY AGREEMENT

The Company's near-term revenue strategy is substantially dependent on the medical equipment supply agreement, and any disruption could materially harm the Company.

On February 9, 2026, the Company entered into a Medical Equipment Supply Capsule Purchase Agreement, which provides the Company with rights to sell and distribute their VCE systems and to utilize their FDA-cleared AI-assisted reading tool. This agreement represents the Company's primary near-term path to generating revenue. Any failure by supplier to fulfil its obligations, any dispute with them, any termination of the agreement, any deterioration in their financial condition or business, or any change in the terms of the agreement could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company does not control supplier's operations, product development, or regulatory status.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

The Company has limited experience distributing medical devices and may be unable to effectively execute its distribution obligations under the medical equipment supply agreement.

The Company has no prior history of distributing medical devices or VCE systems. Successfully distributing and commercializing the products will require the Company to develop sales infrastructure, engage healthcare providers, navigate procurement and reimbursement processes, and manage logistical and regulatory requirements associated with medical device distribution. There is no assurance that the Company will be able to develop these capabilities in a timely or cost-effective manner, or that it will be able to achieve sufficient sales volumes to generate meaningful revenue.

The Company's strategy to generate revenue and capture data through the Medicare GLP-1 Bridge program is subject to execution, regulatory, and legal risks.

The Company has identified the Medicare GLP-1 Bridge program by the CMS scheduled to launch on July 1, 2026, providing eligible Medicare beneficiaries with access to certain GLP-1 weight-management medications as a potential near-term revenue and data opportunity. The Company's strategy contemplates deploying its planned MSO infrastructure to support network providers with patient onboarding, compliance tracking, and care-management services for eligible beneficiaries, and utilizing RPM and PCM billing codes to generate revenue. The Company further believes that longitudinal metabolic data accumulated through this engagement could support the training and validation of AI components of its broader GI diagnostic platform. The Company’s strategy to participate in the Medicare GLP￼1 Bridge program and to support participating providers through its planned MSO and care management infrastructure represents a near term revenue opportunity but remains subject to significant execution, regulatory, and legal risks. The Medicare GLP￼1 Bridge program is a novel, time limited CMS demonstration that may be modified, delayed, or terminated at CMS’s discretion, and there is no assurance it will operate as currently described or for its anticipated duration. The Company is in the early stages of organizing the operational, billing, and provider engagement capabilities required to participate and has not yet demonstrated the ability to deliver services at scale under this program. There can be no assurance that the Company will be ready to participate by any particular date, that the services it seeks to provide will qualify for reimbursement under applicable billing codes, that it will secure a sufficient number of provider relationships or patient engagements, or that any participation will generate meaningful or sustained revenue. Any use of Medicare beneficiary data for secondary AI development purposes would be subject to stringent privacy, consent, and data use requirements, and there can be no assurance that the Company will be able to obtain and use such data in the manner it currently envisions. The use of Medicare beneficiary health data for secondary AI development purposes is subject to stringent requirements under HIPAA and applicable state and federal privacy laws. There is no assurance that the Company will be able to obtain required consent or use data collected through this program for AI training purposes in the manner it envisions. The Company's strategy assumes that GLP-1 Bridge patient data and provider relationships will be commercially transferable to its GI diagnostic platform. This assumption is unvalidated, and there is no assurance that GLP-1 Bridge operations will generate meaningful synergies with the Company's core diagnostic business.

The Company’s planned international sales activities involve significant regulatory, legal, operational, and commercial risks that could adversely affect its business.

The Company expects to commence international sales activities in 2026 across multiple product categories, including diagnostic device products and consumer health and wellness products, in select international markets. International operations expose the Company to a range of risks that are not present in domestic operations, including:

(i)	Regulatory Compliance. Varying and complex regulatory requirements for medical devices, diagnostic products, dietary supplements, and personal care products in each target market, which may require separate regulatory approvals, registrations, or certifications beyond those obtained in the United States;
(ii)	Trade Barriers. Import and customs requirements, tariffs, and trade restrictions that may affect the cost or feasibility of international distribution;
(iii)	Currency Fluctuations. Foreign currency exchange rate fluctuations that could affect the Company’s revenue and costs;
(iv)	Legal and Anti-Corruption Risks. Compliance with applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (FCPA) and local anti-bribery laws, particularly if the Company engages local distributors or agents;
(v)	Intellectual Property. Intellectual property protection risks in jurisdictions with less robust IP laws or enforcement mechanisms; and
(vi)	Geopolitical Instability. Political, economic, and legal instability in certain international markets.

The Company is currently exploring its international distribution structure, including the potential establishment of one or more dedicated subsidiaries to handle international operations and product imports. There is no assurance that the Company will successfully establish an international distribution structure, obtain required regulatory approvals in target markets, or generate meaningful revenue from international sales activities.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

The AI-assisted reading tool and VCE systems are subject to FDA regulation, and any adverse regulatory action affecting these clearances could harm the Company.

The VCE systems and AI-assisted reading tool currently hold FDA clearance. FDA clearances are subject to ongoing post-market requirements, including medical device reporting, quality system requirements, and labeling requirements. Any adverse regulatory action by the FDA affecting cleared products; including recalls, warning letters, or revocation of clearances could prevent the Company from distributing or utilizing those products, which would materially harm the Company's business. The Company does not control supplier's regulatory compliance activities.

The Company may need to obtain additional FDA clearances for enhancements or additional features it seeks to incorporate into the platform beyond those provided.

While the current VCE systems and AI reading tool are FDA-cleared, the Company may seek to incorporate additional AI functionality, platform features, or diagnostic modalities into its offering that are not covered by existing clearances. Any such additions may require additional FDA 510(k) submissions or other regulatory review. There can be no assurance that any required clearances will be obtained on acceptable terms, within expected timeframes, or at all. Regulatory delays or failures could materially impair the Company's ability to expand its platform and generate revenue.

RISKS RELATED TO PRIOR STRATEGIC TRANSACTIONS

The termination of a prior non-binding AI development memorandum of understanding following the counterparty’s bankruptcy has eliminated one contemplated external development relationship and increased the Company’s reliance on its existing third-party sources for AI capabilities and any future AI development partnerships.

On September 30, 2025, the Company entered into two share purchase agreements that contemplated the acquisition of a controlling voting interest in a foreign VCE manufacturer, which it publicly disclosed on Form 1-U filed on October 30, 2025. The transaction was terminated in accordance with its terms; no equity interest was acquired and no purchase price was paid.

The evaluation and negotiation of such opportunities can require meaningful management time and resources, and there can be no assurance that future strategic initiatives, if pursued, will be successfully completed or will achieve their intended benefits.

The Company may evaluate additional strategic acquisitions, investments, or partnerships that involve significant execution risk.

As the Company continues to develop its integrated GI diagnostic platform, it may evaluate additional acquisitions, investments in third parties, licensing arrangements, or other strategic transactions. Such transactions involve significant risks, including risks relating to integration, valuation, regulatory approval, and the diversion of management attention. There is no assurance that any future transaction will be successfully completed or, if completed, will achieve its intended benefits. Furthermore, certain investments in third parties may implicate the Investment Company Act of 1940 if such investments represent 40% or more of the Company's assets. The Company intends to manage its investments to avoid inadvertent Investment Company Act status, but there can be no assurance it will be successful in doing so.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

RISKS RELATED TO THE COMPANY'S BUSINESS AND PLATFORM DEVELOPMENT

The Company's expanded integrated GI diagnostic platform strategy introduces additional technological, regulatory, and commercial risks.

The Company’s ProteusDx platform is designed to incorporate, in addition to AI-enhanced VCE, a suite of complementary diagnostic modalities consistent with the architecture described in its provisional patent application; including hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data. Developing and commercializing this multi-modal architecture requires the development or acquisition of capabilities across multiple distinct technology and product categories, each carrying its own development timeline, regulatory pathway, clinical validation requirements, and commercial risks. There is no assurance that the Company will successfully develop or integrate any of these modalities, obtain required regulatory clearances, or achieve market adoption.

The Company has not developed any proprietary AI software and does not currently employ in-house AI engineering staff.

The Company does not currently own any proprietary AI technology. The Company currently does not employ any engineering staff with experience developing AI technologies. Any future proprietary AI development is expected to be outsourced to third-party vendors or developed under work-for-hire arrangements. There is no assurance the Company will be able to identify suitable AI development partners, that such development will produce clinically validated and regulatory-cleared AI tools, or that the Company will obtain or retain ownership of resulting intellectual property.

The Company has limited intellectual property protections, and there can be no assurance that its provisional patent application will result in an issued patent.

The Company has filed one provisional patent application as of the date of this Annual Report but has not yet filed any non-provisional patent applications. Provisional patent applications do not themselves result in issued patents and must be converted to non-provisional applications within 12 months to preserve priority. There can be no assurance that the Company will file a non-provisional patent application, that any patent application will be granted, or that any issued patent will provide meaningful protection against competitors. The Company’s IP strategy otherwise relies on contractual rights, planned licensing arrangements with VCE manufacturers, and trade secret protection for data and workflows. There is no assurance that trade secret protections will be adequate, that the Company’s commercial agreements will provide sufficient IP protection, or that competitors will not independently develop substantially similar technologies. The failure to obtain adequate IP protection could materially impair the Company’s competitive position and business prospects.

The Company is dependent on third-party suppliers and VCE manufacturers, and any disruption in those relationships could adversely affect its operations.

The Company’s business model relies on third party VCE manufacturers for its core diagnostic technology, and its current operations are concentrated with a limited number of suppliers. Disruptions in the supply chain; whether due to manufacturer financial difficulties, geopolitical issues, natural disasters, component shortages, vendor performance failures, or other issues, could impair the Company's ability to distribute VCE systems and deliver AI diagnostic services. The Company does not manufacture any products and has limited ability to mitigate supply chain disruptions in the short term.

The Company's platform relies on software and technology systems that may be subject to bugs, outages, and cybersecurity threats.

The success of the Company's platform relies on the reliability and security of its technology systems and those of its third-party partners. Software bugs, technical glitches, system downtime, or cybersecurity breaches could negatively affect user experience, erode provider and patient trust, result in the loss or compromise of Protected Health Information (PHI), and expose the Company to regulatory penalties and litigation. As cyber-attacks continue to evolve, the Company may incur significant costs attempting to prevent or remediate security incidents. Any significant breach could have a material adverse effect on the Company's reputation, business, and financial condition.

The Company's platform handles sensitive health information subject to HIPAA, GDPR, CCPA, CPRA, DPDP and other data privacy laws, non-compliance with which could result in significant penalties.

The Company's platform will collect, process, store, and transmit Protected Health Information (PHI) subject to HIPAA and a complex and rapidly evolving landscape of domestic and international data privacy laws, including GDPR, CCPA, the DPDP Act and CPRA. Failure to comply with these laws could result in regulatory enforcement actions, substantial fines, litigation, reputational harm, and loss of customer confidence. Compliance with applicable privacy laws requires ongoing investment in policies, procedures, and technology, and the regulatory landscape continues to evolve in ways that may impose additional burdens on the Company.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Market acceptance of AI-enhanced VCE and the Company's integrated diagnostic platform is uncertain.

The success of the Company's platform depends on market acceptance and adoption by healthcare providers, veterinarians, and patients. Healthcare providers may be hesitant to adopt AI-assisted diagnostic tools due to concerns about clinical validation, liability, workflow integration, reimbursement uncertainty, or unfamiliarity with the technology. If the Company cannot successfully drive adoption of its products and services, its revenue would be adversely affected. Additionally, the markets for the expanded diagnostic modalities that ProteusDx is designed to incorporate; including hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data are subject to their own adoption dynamics and may develop more slowly than anticipated.

Reimbursement by governmental payors (Medicare and Medicaid), commercial health insurance plans, and third-party administrators for the Company's products and services is uncertain and may limit adoption.

The commercial success of the Company's platform in the human healthcare market will depend in part on the availability of reimbursement by governmental payors (Medicare and Medicaid), commercial health insurance plans, and third-party administrators, for VCE procedures and AI-enhanced diagnostic services. Reimbursement coverage varies by payor and geographic market and may not be available for all of the Company's services or may be subject to coverage limitations and prior authorization requirements. The Company's veterinary diagnostic revenue may be adversely affected by limitations in pet insurance coverage and reimbursement dynamics. An inability to obtain or maintain adequate reimbursement coverage could significantly limit the adoption of the Company's products and reduce its revenue potential.

The MEDVQA-GI platform is in the conception stage and may never be successfully developed, clinically validated, or commercialized.

The Company is at the conception stage of developing MEDVQA-GI (Medical Visual Question Answering for Gastrointestinal Imaging), a proprietary AI-powered clinical reasoning platform envisioned to operate as an interactive layer on top of FDA-cleared computer-aided detection systems. MEDVQA-GI does not currently exist as a working product; no prototype has been developed, no clinical studies have been conducted, and no regulatory submissions have been made. The platform concept faces substantial risks, including: (i) the technical challenge of building a reliable natural language interface for medical imaging data; (ii) the need for prospective clinical validation before any regulatory submission; (iii) uncertainty regarding whether MEDVQA-GI outputs would qualify as non-device clinical decision support under applicable FDA guidance or instead require 510(k) clearance or premarket approval; (iv) the requirement for a HIPAA-compliant infrastructure and ongoing data security obligations; and (v) an intensely competitive market for AI-assisted diagnostic tools in which numerous well-funded companies are pursuing similar capabilities. Even if developed and cleared, there is no assurance that healthcare providers, hospitals, or diagnostic reading centers would license or adopt the platform, or that it would generate meaningful revenue. The Company currently has no in-house AI engineering staff and would rely on third-party development partners, introducing additional execution, IP ownership, and timeline risks. There can be no assurance that MEDVQA-GI will ever be developed, clinically validated, cleared by regulators, or commercialized.

The Company’s planned IDTF and MSO subsidiaries are subject to significant regulatory, enrollment, and operational risks that could delay or prevent their becoming operational.

The Company’s planned Independent Diagnostic Testing Facility (IDTF) and Management Services Organization (MSO) subsidiaries are subject to significant regulatory, enrollment, and operational risks. IDTFs must enroll with the Centers for Medicare & Medicaid Services and other payors and comply with applicable conditions of participation and state licensure requirements, and there is no assurance that the Company’s IDTF will successfully complete enrollment within the expected timeframe or at all. Delays or failures in enrollment could postpone the Company’s ability to bill for diagnostic testing services and adversely affect near-term revenue expectations. The MSO structure is intended to facilitate management and administrative services to physician practices in compliance with state corporate practice of medicine laws, which vary by jurisdiction and require careful structuring of contractual arrangements. Failure to comply with applicable requirements could result in regulatory scrutiny, contract modifications, or other adverse consequences, and both subsidiaries will remain subject to ongoing changes in applicable laws and regulations that could impact their operations.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

The Company’s consumer health and wellness product strategy involves regulatory, commercial, and execution risks that could adversely affect its business.

The Company may in the future evaluate opportunities to develop, distribute, or sell white-label consumer health and wellness products, including dietary supplements and other health-related products, and to establish a dedicated subsidiary for this purpose. Such products may be subject to regulation by the FDA and the Federal Trade Commission (FTC), as well as applicable state laws. Dietary supplements are regulated under the Dietary Supplement Health and Education Act (DSHEA), which imposes requirements relating to labeling, manufacturing practices (cGMPs), and permissible health claims. Other wellness and personal care products may be regulated as cosmetics or, in certain circumstances, as drugs, depending on their intended use and claims. The Company has limited experience in consumer health and wellness product markets and no established supplier, manufacturing, or distribution relationships for such products. There is no assurance that any products it develops or distributes will achieve market acceptance, comply with all applicable regulatory requirements, or generate meaningful revenue. Product liability claims, adverse events, regulatory actions, or reputational harm arising from the Company’s consumer product activities could have a material adverse effect on the Company’s business and financial condition. The formation and operation of a separate consumer health subsidiary will require management attention and financial resources that could otherwise be deployed in the Company’s core diagnostic platform business. There can be no assurance that this subsidiary will be established or made operational within any particular timeframe, or at all.

The Company may enter the health and wellness supplement market, which involves distinct and significant regulatory, liability, reputational, and commercial risks that could adversely affect the Company’s business and its core medical device and diagnostic operations.

The Company may in the future evaluate opportunities to develop, distribute, or sell white-label consumer health and wellness products, including dietary supplements or other health-related products, as a potential adjunct to its GI-focused platform. Any such activities would be subject to distinct regulatory regimes administered by the U.S. Food and Drug Administration, the Federal Trade Commission, and applicable state authorities, including rules governing product classification, labeling, manufacturing practices, and marketing claims. The Company has limited experience in consumer product markets, has not committed to any specific product portfolio, and has not established manufacturing or distribution relationships for such products. There can be no assurance that the Company will pursue or successfully implement a consumer health and wellness product strategy, that any such products would achieve market acceptance or generate meaningful revenue, or that related regulatory, product-liability, or reputational risks would not adversely affect the Company’s core medical device and diagnostic operations.

The Company’s data monetization strategy is speculative, subject to significant legal and regulatory constraints, and may never generate revenue

The Company’s business plan contemplates that the ProteusDx platform’s unified multi-modal dataset spanning VCE imaging, microbiome sequencing, biomarker panels, and genetic data may in the future be monetized through licensing arrangements with pharmaceutical companies, research institutions, and health data organizations. This revenue stream is highly speculative and faces substantial obstacles: (i) the Company has not yet collected any meaningful patient data and has no established data asset; (ii) any monetization of patient health data is subject to stringent requirements under HIPAA, GDPR, CCPA, DPDP, CPRA, and other applicable privacy laws, including consent, de-identification, and data use agreement requirements; (iii) the market for licensed health datasets is competitive and subject to shifting buyer preferences and regulatory scrutiny; (iv) pharmaceutical and research partners may prefer to contract directly with health systems or established data brokers rather than early-stage companies; and (v) any breach or misuse of patient data in connection with monetization activities could result in significant regulatory penalties, litigation, and reputational harm. There can be no assurance that the Company will collect sufficient data, obtain the required consents, satisfy applicable regulatory requirements, or generate any material revenue from data licensing activities.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

REGULATORY RISKS

The Company's products and platform are subject to extensive FDA regulation, and failure to obtain or maintain required regulatory clearances could materially harm the Company.

The FDA regulates medical devices and AI-based diagnostic tools under the Federal Food, Drug, and Cosmetic Act. While the current VCE systems and AI-assisted reading tool are FDA-cleared, the Company may seek to incorporate additional features or AI functionality that require separate 510(k) submissions or other regulatory pathways. The regulatory process is time-consuming, costly, and uncertain. There is no assurance that required clearances will be obtained, and any failure or delay could materially impair the Company's ability to launch or expand its platform. Furthermore, the FDA may at any time impose additional requirements, conditions, or restrictions on cleared devices that could adversely affect the Company's operations.

Evolving FDA guidance on AI and machine learning in medical devices creates regulatory uncertainty.

The FDA continues to develop its regulatory framework for AI and machine learning-based software as a medical device (SaMD). Evolving guidance, new regulations, or changes in the FDA's interpretation of existing rules could impose additional requirements on the Company's AI tools, require new clinical studies, or delay or prevent commercialization of AI-enhanced features. The regulatory landscape for AI in medical devices is inherently less predictable than for traditional devices, which increases the Company's regulatory risk.

Veterinary applications of the Company's platform are subject to separate regulatory considerations and may require additional development, approvals, or clearances.

The Company's exploration of veterinary applications for its platform is at an early stage and subject to regulatory requirements that differ from those applicable to human medical devices. Regulatory pathways for veterinary diagnostic devices may be less well-defined or more uncertain than for human applications, and there is no assurance that the Company will be able to develop, clear, or commercialize its platform for veterinary use. The Company has not entered into any binding agreements with veterinary hospitals or practices and does not expect to negotiate definitive terms for such partnerships until after this Offering is completed and initial feasibility results are available.

MANAGEMENT AND CONTROL RISKS

The Company is controlled by a single person, Ernest Lee, who holds approximately 94% of the voting stock and has the ability to control all significant corporate decisions.

Ernest Lee, the Company's CEO and Chairman, currently owns approximately 94% of the Company's outstanding Common Stock. Even upon a fully subscribed Offering, Mr. Lee will continue to own more than 50% of the voting stock and will retain the ability to control all matters submitted to a vote of shareholders, including the election of directors, approval of significant corporate transactions, and changes to the Company's governing documents. Investors in this Offering will have limited ability to influence corporate governance or strategic decisions. Mr. Lee's interests may not always align with the interests of other shareholders.

The Company is dependent on the continued service of its key executives, particularly Ernest Lee, and the loss of key personnel could materially harm the Company.

The Company's success is substantially dependent on the continued service and contributions of Ernest Lee (CEO), Sylwia Hauman (CFO), Anthony Voorhies (CCO), Gagan Singh (CTO), and Phillip Sung (General Counsel). The loss of any of these individuals, or any limitation on their performance due to illness, departure, or competing commitments, could significantly delay or prevent the achievement of the Company's strategic objectives. The Company has not yet entered into formal employment agreements with its officers and does not currently maintain key-person life insurance on any executive. Competition for qualified healthcare and technology executives is intense, and there is no assurance the Company will be able to retain its current executives or attract suitable replacements. The Company experienced a change in its Chief Financial Officer effective January 8, 2026, when Susan Kim Van Dongen departed and was succeeded by Sylwia Hauman. Transitions in key financial leadership positions may temporarily affect the Company's financial reporting, internal controls, and investor relations functions.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

There are conflicts of interest arising from the Company's relationship with its CEO.

Ernest Lee serves as the Company’s Chief Executive Officer and Chairman and is also its largest shareholder. As of December 31, 2025, the Company had an aggregate outstanding principal balance of approximately $37,000 in related-party promissory notes owed to Mr. Lee. Notes issued during the fiscal year ended December 31, 2025 accrue interest at 5% per annum, and Mr. Lee has subsequently relinquished all rights to accrued interest. These overlapping roles and lending arrangements may give rise to potential conflicts of interest, including circumstances in which Mr. Lee’s interests as a lender and controlling shareholder may not be fully aligned with the interests of other investors. While the Company intends to manage any such potential conflicts in accordance with applicable law and good governance practices, the Company currently has only an independent Audit Committee chaired by Mr. Myron Karasik.

The Company does not currently have formal employment agreements with its officers, which may affect retention.

As of the date of this Annual Report, the Company has not entered into formal employment agreements with its executive officers. The Company intends to enter into such agreements upon receipt of sufficient proceeds from the Offering. Until such agreements are in place, the Company's officers serve without contractual protections or non-compete obligations, and there is no guarantee that they will remain with the Company.

COMPETITIVE AND MARKET RISKS

The market for AI-enhanced GI diagnostics is highly competitive, and many competitors have significantly greater resources than the Company.

The Company competes in a rapidly evolving market that includes large established medical device manufacturers such as Given Imaging (Medtronic) and Olympus, as well as well-funded digital health startups and technology companies applying AI to medical imaging. Many of these competitors have substantially greater financial, technical, clinical, regulatory, and commercial resources than the Company. There is no assurance the Company will be able to compete effectively against current or future competitors, and competitive pressure could result in reduced margins, loss of market share, or failure to achieve commercial traction.

The healthcare industry is subject to significant regulatory, reimbursement, and structural changes that could adversely affect the Company.

Changes in healthcare laws, regulations, reimbursement policies, or industry structure could materially affect the demand for the Company's products and services. Legislative or regulatory reforms, changes in Medicare and Medicaid reimbursement rates, shifts in healthcare delivery models, or new government programs could reduce the market opportunity for AI-enhanced VCE and integrated GI diagnostics. The Company cannot predict the nature or scope of future healthcare reforms or their impact on its business.

General economic conditions, including downturns or recessions, could reduce demand for elective healthcare diagnostics and adversely affect the Company.

Economic recessions or downturns could result in reduced patient spending on elective diagnostic procedures, reductions in hospital capital expenditures, and lower demand for veterinary diagnostics. Adverse economic conditions could also impair the Company's ability to raise additional capital on acceptable terms. Macroeconomic factors, including inflation, interest rate increases, and supply chain disruptions, could increase the Company's operating costs and reduce its financial flexibility.

RISKS RELATED TO THE OFFERING AND THE SHARES

There is limited governmental review of this Offering, and the Shares have not been approved or recommended by any regulatory authority.

This Offering has been submitted for qualification by the SEC under Regulation A, but the SEC does not pass upon the merits of, or give its approval to, any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of this Annual Report or other selling literature. As a Tier 2 Offering under Regulation A, this Offering is exempt from state law "blue sky" review, subject to meeting certain state filing requirements. No state regulatory authority has approved or disapproved the Shares or endorsed the merits of this Offering.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

There is no guarantee the Company will raise the Maximum Offering Amount, and the Company will deploy available funds regardless of the amount raised.

The Company is not employing a minimum offering amount. As soon as the Company accepts a subscription, the subscriber's funds will be deposited into the Company's operating account. There is no assurance the Company will raise the Maximum Offering Amount of $20,740,000, or any particular amount. If less than the Maximum Offering Amount is raised, the Company may have insufficient capital to fully execute its business plan and may be required to curtail certain activities or seek additional financing.

The terms of the Shares may not be favorable to investors, and investors have limited rights.

The Company has set the terms of the Shares in a manner it believes is favorable to the Company. Shareholders do not have preemptive rights, redemption rights, or withdrawal rights. Shareholders have no right to voluntarily withdraw from the Company or receive a return of their investment. Distributions may only be declared by the Board of Directors in its discretion. All decisions of the Company are made by the Board of Directors and officers, with Mr. Lee holding voting control. Investors will have limited ability to influence these decisions.

Future amendments to the Company's charter or bylaws could adversely affect the rights of shareholders.

The Company's Board of Directors, under Mr. Lee's control, has the ability to amend the Company's certificate of incorporation and bylaws in ways that could adversely affect the rights of existing shareholders, subject to applicable Delaware law. Shareholders will have limited ability to prevent such amendments given Mr. Lee's majority voting position.

Prospective investors are not independently represented by the Company's legal counsel and should seek their own independent legal and financial advice.

The attorneys who assisted in the formation of the Company and the preparation of this Annual Report and the Offering have represented only the Company. Investors in this Offering have not been represented by independent counsel with respect to this Offering. Prospective investors are urged to consult with their own independent legal counsel, financial advisors, and tax advisors before making an investment decision.

GENERAL RISKS

The Company continuously encounters changes in its operating environment and may not be able to adapt effectively.

The Company operates in an environment subject to rapid technological change, evolving regulatory requirements, shifting competitive dynamics, and changing market conditions. Many of the Company's competitors have substantially greater resources to adapt to those changes. There is no assurance the Company will be able to effectively respond to changes in its operating environment or successfully adapt its products, services, and approach. Failure to adapt could adversely affect the Company's business, financial condition, and results of operations.

The foregoing risks are not exhaustive, and additional risks not currently known or deemed material may adversely affect the Company.

The risks described in this section are not the only risks facing the Company. Additional risks and uncertainties not currently known to management, or that management currently considers immaterial, may also materially and adversely affect the Company's business, financial condition, results of operations, and the value of the Shares. Prospective investors should conduct their own independent due diligence and consult with their own advisors before making an investment decision.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes thereto included in Item 4 of this Form 1-K. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated.

Forward-Looking Statements

This Annual Report on Form 1-K contains forward-looking statements within the meaning of the generic safe harbor provisions established by the Securities and Exchange Commission (including Rule 175 under the Securities Act). These statements reflect the Company’s management’s current intentions, beliefs, projections, and expectations regarding the future performance and commercialization path of the Company, including our planned operational scale-up, projected subscriber volumes, private financing pursuits under Regulation D, and onboarding strategies aligned with the upcoming federal Medicare GLP-1 Bridge program launch on July 1, 2026. Forward-looking statements are inherently subject to known and unknown risks, operational adjustments, and economic uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. The use of words such as "anticipated," "projected," "forecasted," "estimated," "believes," "expects," "plans," "future," "intends," "should," "can," "could," "might," "potential," "continue," "may," "will," and similar expressions identify these forward-looking statements.

Company Overview — MD&A Context

FirstVitals is a pre-revenue stage company incorporated in Delaware on September 12, 2024, focused on developing an integrated GI diagnostic platform that includes AI-assist for human and veterinary applications. As of the date of this Annual Report, the Company has not generated any material revenue. The Company's primary activities to date have been formation activities, development of its integrated diagnostic platform strategy, entry into the February 9, 2026, Medical Equipment Supply Agreement, negotiations with other VCE and GI-health related technology providers regarding exclusive and non-exclusive licensing arrangements, and conducting the Regulation A Tier 2 offering,

Key strategic developments in the period covered by this Annual Report and through the filing date include:

•	February 9, 2026, entry into Medical Equipment Supply Capsule Purchase Agreement, providing rights to distribute AnX VCE and other technological systems and utilize their FDA-cleared AI-assisted reading tool for small bowel endoscopy.
•	Termination of the non-binding MOU with Augere Medical AS following Augere's bankruptcy. No IP was developed or transferred under that arrangement.
•	The Company evaluated but did not consummate a proposed acquisition of a majority interest in IntroMedic Co., Ltd.
•	The Company expanded its platform strategy beyond VCE and AI-assisted imaging to encompass the multi-modal ProteusDx architecture, designed to integrate hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data consistent with the Company’s provisional patent application.

Results of Operations

Revenue

The Company generated no material revenue for the fiscal year ended December 31, 2025. The Company is in the pre-revenue stage. Near-term revenue is expected to be generated through distribution of VCE and other systems and use of the FDA-cleared AI-assisted reading tool, subject to commercial launch activities and capital availability. Additionally, the Company’s near-term revenue strategy will focus on deploying its care-management and MSO infrastructure to support high-volume patient engagement opportunities by assisting network providers with patient onboarding, compliance tracking, and Remote Patient Monitoring (RPM/PCM) fulfillment for the federal Medicare GLP-1 Bridge program set to launch on July 1, 2026.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Operating Expenses

The Company’s operating expenses for the year ended December 31, 2025, consisted primarily of general and administrative expenses, including legal and professional fees related to the formation of the Company, preparation of the Regulation A offering, evaluation of the IntroMedic Share Purchase Agreements (which did not proceed), the Augere Medical AS MOU (subsequently terminated following Augere’s bankruptcy), and costs related to establishing corporate infrastructure. Detailed financial results are set forth in the audited financial statements in Item 4.

Operating Expense Category	Year Ended December 31, 2025
General and Administrative	$408,077
Legal and Professional Fees (incl. Offering and Transaction Costs)	Included in General & Administrative above
Research and Development	$0 (pre-development stage)
Sales and Marketing	Included in General & Administrative above
Total Operating Expenses	$408,077
Net Loss	($433,905)

Net Loss

The Company incurred a net loss of $433,905 for the year ended December 31, 2025 (including $408,077 in general and administrative expenses and $25,959 in interest expense), reflecting early-stage formation, offering-preparation, and strategic transaction evaluation expenses. The Company expects to continue to incur net losses for the foreseeable future as it invests in commercial launch activities, platform expansion, and regulatory submissions.

Liquidity and Capital Resources

As of December 31, 2025, the Company had cash and cash equivalents of $64,645. The Company's primary sources of liquidity to date have been:

•	Promissory Notes – Related Party: Promissory notes issued to Ernest Lee, the Company’s CEO, with an aggregate outstanding principal of $37,000 as of December 31, 2025. Notes issued during the fiscal year ended December 31, 2025, accrued interest at a rate of 5% per annum; however, the lender (Ernest Lee) subsequently formally relinquished all rights to such accrued interest. Upon completion of any capital-raising activity, the full outstanding principal becomes immediately due and payable.
•	Series A Convertible Promissory Notes: Total amount of $500,000 from Dr. Steven Gest (2025), accruing interest at 10% per annum, maturing 2028. Convertible upon an IPO or equity financing exceeding $30 million.
•	Regulation A Tier 2 Offering: A qualified Regulation A offering of up to 2,440,000 shares of Common Stock at an offering price of $8.50 per share (Maximum Offering Amount of $20,740,000). This offering is intended to serve as a source of capital to fund the Company's prospective business plan. However, during the fiscal year ended December 31, 2025, the Company had not yet commenced active capital drawdowns or closed any investor subscriptions under its qualified Regulation A offering, and no funds were raised through this channel during this period. To supplement its liquidity objectives and fund ongoing operational milestones, the Company may initiate strategic funding discussions with accredited investors regarding a private placement of equity or convertible securities pursuant to exemptions under Regulation D of the Securities Act.

The Company's independent auditor, Assurance Dimensions, has included a going concern qualification in its report on the audited financial statements, noting that the ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. The Company incurred a net loss of $433,905 for the year ended December 31, 2025 and a net loss of $61,490 for the period from inception (September 12, 2024) to December 31, 2024, resulting in an accumulated deficit of $495,395 as of December 31, 2025.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Off-Balance Sheet Arrangements

The Company did not have any material off-balance sheet arrangements as of the end of the fiscal year covered by this Annual Report.

Critical Accounting Estimates

The preparation of the Company's financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported. Critical estimates include:

•	Going Concern Assessment: Management evaluates on an ongoing basis whether conditions raise substantial doubt about the Company's ability to continue as a going concern.
•	Expense Recognition: G&A, legal, transaction evaluation, and offering-related costs are recognized as incurred.

Known Trends and Uncertainties

•	As a startup in the healthcare sector, FirstVitals operates in a dynamic and evolving environment. Key trends and uncertainties that may impact the business may include regulatory changes, market adoption, and competition. Changes in regulatory requirements, such as more stringent FDA guidelines, could impact the Company’s ability to bring AI Enhanced VCE to market. The willingness of healthcare providers and veterinarians to adopt AI Enhanced VCE solutions will be a critical factor in the Company’s growth trajectory. Further, the digital health market is highly competitive, and new entrants or advancements by existing players may affect the Company’s market position.

•	The upcoming federal Medicare GLP-1 Bridge demonstration may present a meaningful opportunity for the Company to support participating providers with care-management services and to expand the number of patients and data points connected to its platform over time. However, because this program is a novel, time-limited CMS demonstration, any contribution it may make to the Company’s liquidity or revenue trajectory will depend on factors outside the Company’s control, including program design, operational execution by CMS, patient adherence, and broader medication supply dynamics. In addition, to the extent the Company seeks to use data arising from such activities to inform AI-enabled components of its broader GI platform, it will need to address evolving privacy, security, and technical requirements, and there is no assurance that these efforts will be successful or will yield the anticipated benefits.

•	Medical Equipment Supply Agreement Execution Risk: The revenue potential of the agreement is dependent on the Company's ability to fund and execute commercial launch activities, customer acquisition, and distribution logistics.

•	Regulatory Changes: Changes in FDA guidelines for AI in medical devices or more stringent approval requirements could affect the Company's ability to incorporate additional AI functionality beyond the tools currently provided.

•	The Company’s planned IDTF and MSO subsidiaries are subject to significant regulatory, enrollment, and operational risks that could delay or prevent their becoming operational. The Company is in the process of forming an Independent Diagnostic Testing Facility (IDTF) and a Management Services Organization (MSO). IDTFs must enroll with the Centers for Medicare & Medicaid Services (CMS) and comply with applicable Medicare conditions of participation, supervision requirements, equipment standards, and state licensure requirements. There is no assurance that the Company’s IDTF will successfully complete enrollment with Medicare or other third-party payors, or that enrollment will be completed within the anticipated timeframe. Any delay or failure in IDTF enrollment could delay the Company’s ability to bill for diagnostic testing services, which could materially affect its near-term revenue prospects. The MSO structure is designed to enable the Company to provide management and administrative services to physician practices in compliance with state corporate practice of medicine (CPOM) laws, which in many states prohibit non-physician entities from owning or controlling medical practices. The Company’s MSO arrangements will need to be carefully structured to comply with applicable CPOM laws in each state of operation. Failure to comply with CPOM requirements could expose the Company to regulatory sanctions, contract invalidation, or other adverse consequences. Both subsidiaries will be subject to ongoing regulatory oversight, and changes in applicable laws or regulations could adversely affect their operations.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

•	The Company’s consumer health and wellness product strategy involves regulatory and commercial risks that could adversely affect its business. The Company may develop, distribute, or white-label consumer health and wellness products, which may include dietary supplements and other health-related products. Such products are subject to regulation by the FDA and the Federal Trade Commission (FTC), as well as applicable state laws. Dietary supplements are regulated under the Dietary Supplement Health and Education Act (DSHEA), which imposes requirements relating to labeling, manufacturing practices (cGMPs), and permissible health claims. Other wellness and personal care products may be regulated as cosmetics or, in certain circumstances, as drugs under the Federal Food, Drug, and Cosmetic Act, depending on their intended use and claims. The Company has limited experience in the consumer health and wellness product market, and there is no assurance that any products it develops or distributes will achieve market acceptance, comply with all applicable regulatory requirements, or generate meaningful revenue. Product liability claims, adverse events, regulatory actions, or reputational harm arising from the Company’s consumer product activities could have a material adverse effect on the Company’s business and financial condition.

•	The Company may in the future evaluate opportunities to establish a subsidiary for distributing products which would involve execution, regulatory, and commercial risks. The Company may in the future evaluate opportunities to establish a subsidiary dedicated to the distribution of consumer health and wellness products. There is no assurance that this subsidiary will be successfully formed, funded, or made operational within any particular timeframe, or at all. Consumer health and wellness product distribution is subject to a complex regulatory framework administered by the FDA, FTC, and applicable state authorities, including requirements relating to product labeling, permissible claims, good manufacturing practices, and distribution controls. The Company has limited experience in consumer product distribution and may face significant competition from established companies with greater resources, brand recognition, and distribution networks. There is no assurance that any product distributed through this subsidiary will achieve market acceptance or generate meaningful revenue. Additionally, the formation and operation of a separate subsidiary will require management attention and financial resources that could otherwise be deployed in the Company’s core diagnostic platform business. If the Company does not successfully establish or operate this subsidiary there may be consequences in the form of loss of the resources invested and could have an adverse effect on the Company’s financial condition.

•	Market Adoption: Willingness of healthcare providers and veterinarians to adopt AI-enhanced VCE and integrated GI diagnostic solutions will be critical to revenue growth.

•	Platform Expansion Execution: Development of the ProteusDx multi-modal architecture — designed to integrate hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, and digital phenotype data consistent with the Company’s provisional patent application — involves significant technology development, regulatory, and commercial risks, and there is no assurance that these modalities will be successfully integrated or deployed.

•	Competitive Dynamics: The digital health and AI medical imaging markets are highly competitive.

•	Capital Risk: The Company's ability to execute its full business plan remains dependent on successful capital formation through the Regulation A Offering and any future fundraising.

•	Reimbursement by governmental payors (Medicare and Medicaid), commercial health insurance plans, and third-party administrators: AI-enhanced VCE reimbursement coverage varies by payor, and expanded modalities may not qualify for reimbursement. The Company's veterinary diagnostic revenue may be adversely affected by limitations in pet insurance coverage and reimbursement dynamics.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

ITEM 3. DIRECTORS AND OFFICERS

The following table sets forth information about our executive officers and directors as of the date of this Annual Report:

Name	Position	Age
Ernest (Ernie) G. Lee	Chief Executive Officer and Chairman of the Board	70
Sylwia Hauman	Chief Financial Officer	51
Anthony K. Voorhies	Chief Commercial Officer	56
Gagan Singh	Chief Technology Officer	48
Myron Karasik, CMC, CPA	Director; Chair, Audit Committee	74
Phillip Sung	General Counsel	56

Additional Advisor: Dr. Anastasia Katany serves as Fractional Medical Director of Functional Medicine.

Biographies

Ernest (Ernie) G. Lee — Chief Executive Officer and Chairman of the Board

Mr. Lee serves as Chief Executive Officer and Chairman of the Board of FirstVitals, which he founded in September 2024. He brings over 35 years of executive leadership experience in healthcare services as a serial entrepreneur, with a proven track record in innovative healthcare services development, corporate strategy, and clinical laboratory services. Mr. Lee is an early pioneer in remote patient monitoring for diabetes care management, having received a CMS Healthcare Innovation Award in 2012. Prior to founding FirstVitals, Mr. Lee served as CEO of Pearsanta Inc., where he led the acquisition of an advanced clinical laboratory focused on liquid biopsy for early cancer screening valued at $25 million. Mr. Lee was issued U.S. Patent No. 60/373,903, which was acquired by VISA, USA, Inc. for the processing of HIPAA-compliant 835 EFT payments.

Sylwia Hauman — Chief Financial Officer

Ms. Hauman has more than 25 years of finance and operational leadership expertise in public and private multi-billion dollar corporations as well as several high growth emerging companies.  Ms Hauman brings extensive pharmaceutical, biotech, healthcare and consumer products experience from several world class multinational companies such as Lonza, Air Liquide Advanced Materials, Johnson & Johnson, Avon and Unilever as well as leadership roles guiding growth in healthcare, biotech and financial technology for Accord Healthcare, Pearsanta, Aditxt, and Alvogen. Recently she has served as CFO FOXO Technologies and previously as head of finance at Payall Payment Systems, Inc. Ms Hauman designed and implemented an Innovation Process Management method to successfully develop and commercialize new technologies, is a Certified Accountant, holds a Master’s degree in Finance and Banking and is qualified in both US GAAP and IFRS.

Anthony K. Voorhies — Chief Commercial Officer

As Chief Commercial Officer, Mr. Voorhies drives the Company's marketing strategy, focusing on brand development, market expansion, and customer acquisition. He has extensive experience at the intersection of healthcare and technology, having successfully commercialized a broad portfolio of diagnostic tools, therapeutics, biomarkers, and FDA-cleared imaging and testing platforms across medical devices, healthcare, and biotechnology sectors. He has a proven track record of scaling businesses from early-stage startups to publicly traded companies.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Gagan Singh — Chief Technology Officer

Mr. Singh is a recognized technical innovator with over 25 years of technology sector experience and more than a decade in health informatics. As CTO at FirstVitals, he leads the Company's technology development and implementation, is an advocate for healthcare cybersecurity, and is focused on system interoperability and patient data security. Mr. Singh holds certifications in Agile Scrum, ITIL, IBM WebSphere, MS Azure Cloud, and Health Data Informatics.

Myron Karasik, CMC, CPA — Director; Chair, Audit Committee

Mr. Karasik is a successful executive, entrepreneur, and consulting professional whose 35+ year career includes serving as COO, CFO, and CIO of closely held companies in professional and financial services. He led the successful merger and integration of two mid-sized insurers and restructuring of $3 billion in North American operations of a major international technology company. As a remote CFO, he raised growth capital for an expanding California-based telehealth/clinic network supporting 300% growth over three years.

Phillip Sung — General Counsel

Mr. Sung has over 17 years of legal and executive experience advising on cross-border transactions, including mergers and acquisitions, equity and debt financing, joint ventures, and intellectual property matters. He previously served as Executive Vice President and General Counsel of ECLAT Media Group, Inc., where he led legal and commercial functions, including the company’s KRW 50 billion Series A financing and major international media rights transactions. Mr. Sung was previously a partner at Jungjin Law Firm and has also served as foreign legal counsel at Kim & Min in Seoul, South Korea. Mr. Sung received his Juris Doctor from the University of California College of the Law, San Francisco and a Bachelor of Arts in English Literature from Indiana University and is admitted to practice law in the State of New York.

Dr. Anastasia Katany — Fractional Medical Director of Functional Medicine

A graduate of Philadelphia College of Osteopathic Medicine with residency training in Family Medicine at the Medical College of Virginia/VCU, Dr. Katany holds additional board certifications in Advanced Integrative and Functional Medicine and Metabolic Medicine through USF School of Medicine. She previously served as a primary care physician in the Carilion Clinic Health System for 12 years, as an adjunct professor at UVA School of Medicine, and founded Inspire Health, an Integrative and Regenerative medicine practice. She joined the medical diagnostics industry in 2016 as Director of Clinical Education and VP of Product Development.

Involvement in Certain Legal Proceedings

The Company is not a party to any legal proceedings that, individually or in the aggregate, could have a material adverse effect on the Company's business, financial condition, or operating results. None of the Company's directors, executive officers, or their affiliates have been convicted in criminal proceedings, named as a defendant in pending criminal proceedings, or subject to orders relating to securities laws violations within the past ten years.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information regarding beneficial ownership of our Common Stock as of the date of this Annual Report:

Name / Address	Title of Class	Shares Beneficially Owned	Percent of Class*
Ernest Lee (CEO and Chairman)	Common Stock	6,001,000	94.0% (pre-Offering)
Gagan Singh (CTO)	Common Stock	50,000	0.79% (pre-Offering)
Myron Karasik assignees	Common Stock	25,000	0.41% (pre-Offering)
All founders as a Group (4 persons)	Common Stock	6,076,000	95.8% (pre-Offering)
Remaining Founders	Common Stock	265,625	4.19% (pre-Offering)

*Based on 6,341,625 shares outstanding prior to the Reg A+ Offering. Upon a fully subscribed Offering (8,781,625 shares), Mr. Lee would retain more than 50% of voting stock. The Company is considered a controlled company under applicable SEC rules.

29

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Promissory Notes — Ernest Lee

The Company entered into a series of Promissory Notes with Ernest Lee, CEO and Chairman, to fund startup costs including legal and offering expenses. These Notes accrue interest at 5% per annum and Ernest Lee subsequently executed a formal waiver relinquishing all rights to such accrued interest. Upon completion of any capital-raising activity, the full outstanding principal and accrued interest become immediately due and payable. Total of outstanding Notes is $37,000.

Series A Convertible Promissory Notes — Dr. Steven Gest

On March 17, 2025, the Company issued a Series A Convertible Promissory Note to Dr. Steven Gest in the amount of $250,000. On October 2, 2025 the Company issued a second Series A Convertible Promissory Note to Dr. Steven Gest in the amount of $250,000. Each of these Notes accrues interest at 10% per annum and matures in three (3) years. It is convertible by the Company into Common Stock upon an IPO or an equity financing transaction raising more than $30 million, at a 50% discount to the offering price in such transaction. Dr. Gest is not a related party or affiliated with the Company.

No other transactions have occurred since the beginning of the last full fiscal year between the Company and any director, officer, or beneficial owner of more than 10% of the Company's voting securities in excess of $120,000, except as disclosed herein.

30

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

ITEM 6. OTHER INFORMATION

The following material events occurred between the end of the fiscal year covered by this Annual Report and the date of filing:

Medical Equipment Supply Agreement

On February 9, 2026, the Company entered into a Medical Equipment Supply Capsule Purchase Agreement, pursuant to which the Company obtained rights to sell and distribute certain products, including video capsule endoscopy systems and related technologies, and the right to utilize the FDA-cleared AI-assisted reading tool for small bowel endoscopy as part of its platform. This represents the Company's first binding commercial agreement for VCE products and AI diagnostic tools.

Termination of MOU

The Company's non-binding Memorandum of Understanding with Augere Medical AS was terminated following Augere's bankruptcy. The Company has no remaining obligations or arrangements with Augere Medical AS. No AI intellectual property was developed or transferred under the MOU.

OTHER INFORMATION:

Platform Strategy Expansion

The Company expanded its platform strategy beyond AI-enhanced VCE to develop the multi-modal ProteusDx architecture, designed to integrate hereditary genetic testing, microbiome metagenomic sequencing, blood-based and stabilized stool biomarkers, VCE imaging, and digital phenotype data through a multi-layer AI fusion engine, consistent with the Company's provisional patent application. This strategic direction reflects the Company's revised mission of Expanding GI Care. Enabling Continuous Insight. Supporting Better Health.

Series A Convertible Promissory Note

During 2025, the Company issued two Series A Convertible Promissory Notes to Dr. Steven Gest in the aggregate amount of $500,000 (described in Item 5 above).

Share Issuances

On October 1, 2024, and January 22, 2025 the Company issued 6,341,625 shares of Common Stock to founders, officers, and consultants for services and capital contributions (described in Item 4 above).

Correction of Error — Share Issuance Date (Note E of Independent Auditor’s Report)

During the preparation of this Annual Report, management identified an error in Note E of the Independent Auditor’s Report attached to the Company’s Regulation A Tier 2 Offering Circular (Amendment No. 4, qualified August 8, 2025). Note E of that report stated that 6,076,000 shares of Common Stock were issued on January 22, 2025, to two officers and the assignees of one director. The correct date of issuance of 6,001,000 shares was October 1, 2024. The error arose from an incorrect date reflected in the Board of Directors’ resolution authorizing the issuance, which has been revised to reflect the correct issuance date of October 1, 2024.

In accordance with ASC 250 (Accounting Changes and Error Corrections), the Company has corrected this error in this Annual Report. The corrected issuance date of October 1, 2024, is reflected throughout this Annual Report, including in Item 4 (Security Ownership of Management and Certain Securityholders), Item 2 (Management’s Discussion and Analysis — Critical Accounting Estimates), and in the audited financial statements and notes thereto included in Item 7. The correction of this date does not affect any reported financial amounts, including total shares outstanding, total stockholders’ equity, compensation expense recognized, or any other line item in the Company’s financial statements. The correction is limited to the disclosure of the date on which the shares were authorized and issued.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Offering Amendments

The Offering Circular was amended through Amendment No. 4 (August 8, 2025) to reflect increased Offering Amount, updated audited financial statements for the period ending December 31, 2024, updated broker-dealer terms with Andes Capital Group LLC, and initial disclosure of the Augere MOU (subsequently terminated).

The Offering Circular was further amended by Form 1-U on October 30, 2025 to reflect (i) the Share Purchase Agreements (SPAs) entered into by the Company with each of IntroMedic Co., Ltd., and Port Hamilton Investment Association, each an entity formed under the laws of the Republic of Korea, on September 30, 2025 and (ii) the Series A Convertible Promissory Note entered into with Dr. Steven Gest for $250,000.

Further amendments reflecting the medical equipment supply agreement, MOU termination, termination of the Share Purchase Agreements, and expanded platform strategy are reflected in this Annual Report.

Formation of Subsidiaries

Subsequent to the fiscal year covered by this Annual Report, the Company has initiated or intends to initiate the formation of additional subsidiaries. First, the Company is in the process of establishing an Independent Diagnostic Testing Facility (“IDTF”), which will be enrolled with Medicare and other third-party payors to provide video capsule endoscopy and other diagnostic testing services to health clinics. Second, the Company is in the process of establishing a Management Services Organization (“MSO”), which will provide administrative, operational, and management support services to physician practices and other healthcare providers utilizing the Company’s platform. Both subsidiaries are in-formation and are expected to be operational in the near term, subject to completion of applicable enrollment, licensure, and organizational requirements. Additionally, the Company may in the future evaluate opportunities to establish a dedicated subsidiary for the distribution of consumer health and wellness products. The establishment of these subsidiaries is subject to completion of applicable organizational and regulatory requirements. There can be no assurance that any of these subsidiaries will be established or operational within any particular timeframe, or at all.

Planned International Sales Expansion

Subsequent to the fiscal year covered by this Annual Report, the Company determined to commence international sales activities in 2026, initially targeting select international markets. The Company’s international strategy may encompass multiple product and service categories, including diagnostic device products pursuant to its supply agreement, as well as consumer health, and wellness products. The Company is currently exploring several options for its international distribution structure, including the potential establishment of a dedicated subsidiary to handle international operations and product imports. International sales activities will be subject to applicable regulatory, import, and distribution requirements in each target market. There can be no assurance that the Company will commence international sales within the anticipated timeframe or that such activities will generate meaningful revenue.

32

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

PART II

ITEM 7. FINANCIAL STATEMENTS

The audited financial statements of FirstVitals, Inc. for the fiscal year ended December 31, 2025, together with the report of the Company's independent registered public accounting firm, Assurance Dimensions, are incorporated herein. The financial statements cover the period from September 12, 2024 (inception) through December 31, 2025.

The financial statements consist of:

•	Report of Independent Registered Public Accounting Firm (Assurance Dimensions)
•	Balance Sheets as of December 31, 2025 and December 31, 2024
•	Statements of Operations for the year ended December 31, 2025 and the period from September 12, 2024 (Inception) to December 31, 2024
•	Statement of Changes in Stockholders' Equity for the year ended December 31, 2025 and the period from Inception to December 31, 2024
•	Statements of Cash Flows for the year ended December 31, 2025 and the period from Inception to December 31, 2024
•	Notes to Financial Statements

33

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Financial Statements and Report of
Independent Certified Public Accountants

FirstVitals Corporation

December 31, 2025 and 2024

34

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Independent Auditor’s Report

To the Management and Shareholders of FIRSTVITALS, INC.

Opinion

We have audited the accompanying financial statements of FIRSTVITALS, INC. (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity and cash flow for the year ended December 31, 2025 and for the period from September 12, 2024 (Inception) to December 31, 2024, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders' equity, and cash flow for the year ended December 31, 2025 and for the period from September 12, 2024 to December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion

Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has not yet begun significant operations and has incurred losses since inception that require capital commitments. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Jacksonville, Florida
June 4, 2026

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

FirstVitals Corporation

Balance Sheets

December 31, 2025 and 2024

	2025	2024
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$64,645	$5,244
Other Asset	14,571	-
Deferred Offering Costs	46,452	-
Due from FirstVitals LLC (related party)	730	-
TOTAL CURRENT ASSETS	126,399	5,244

NON-CURRENT ASSETS
Intangible assets	9,640	-
TOTAL NON-CURRENT ASSETS	9,640	-

TOTAL ASSETS	$136,038	$5,244

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$56,851	$3,144
Accrued expenses	28,426	-
Due to Stockholder	9,055	3,711
Due to FirstVitals Health and Wellness (related party)	-	2,779
Notes payable - related party	37,000	57,000
TOTAL CURRENT LIABILITIES	131,333	66,634

Notes payable	500,000	-

TOTAL LIABILITIES	631,333	66,634

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDER'S EQUITY (DEFICIT)
Common stock, $0.0001 par value, 50,000,000 shares authorized, 1000 shares issued and 1,000 shares outstanding, respectively	634	600
Additional paid-in capital	(534)	(500)
Stockholder receivable	-	-
Accumulated deficit	(495,395)	(61,490)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(495,295)	(61,390)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$136,038	$5,244

See Accompanying Notes to Financial Statements

37

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

FirstVitals Corporation

Statements of Operations

For the Year Ended December 31, 2025 and

For the Period from September 12, 2024 to December 31, 2024

	2025	2024
REVENUE
Sales	$479	$-
Cost of goods sold	349	-
Gross Profit	130	-

OPERATING EXPENSES
General and administrative expenses	408,077	61,490
Total Operating Expenses	408,077	61,490

NET LOSS FROM OPERATIONS	(407,946)	(61,490)

OTHER INCOME (EXPENSE)
Interest expense	(25,959)	-
Total Other Income (Expense)	(25,959)	-

Net Income (Loss) before provision for income taxes	(433,905)	(61,490)

Provision for Income Taxes	-	-

NET INCOME (LOSS)	$(433,905)	$(61,490)

See Accompanying Notes to Financial Statements

38

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

FirstVitals Corporation

Statements of Changes in Stockholders' Deficit

For the Year Ended December 31, 2025 and

For the Period from September 12, 2024 to December 31, 2024

						Total
			Additional			Stockholders’
	Common Stock		Paid-in	Shareholder	Accumulated	Equity
	Shares	Par	Capital	Receivable	Equity (Deficit)	(Deficit)
Balance September 12, 2024	-	$-	$-	$-	$-	$-
Issuance of shares	1,000	0	100	-	-	100
Issuance of founder shares	6,000,000	600	(600)	-	-	(0)
Net loss	-	-	-	-	(61,490)	(61,490)

Balance December 31, 2024	6,001,000	600	(500)	-	(61,490)	(61,390)
Issuance of shares	340,625	34	(34)	-	0	0
Net loss	-	-	-	-	(433,905)	(433,905)

Balance December 31, 2025	6,341,625	$634	$(534)	$-	$(495,395)	$(495,295)

See Accompanying Notes to Financial Statements

39

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

FirstVitals Corporation

Statements of Cash Flows

For the Year Ended December 31, 2025 and

For the Period from September 12, 2024 to December 31, 2024

	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(433,905)	$(61,490)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities:
Other current assets	(61,753)	-
Accounts payable and accrued expenses	82,134	3,144
Net Cash Used In Operating Activities	(413,525)	(58,346)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible asset	(9,640)	-
Net Cash Provided By Investing Activities	(9,640)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable - related party	98,750	57,000
Proceeds from note payable, net of issuance costs	500,000	-
Proceeds from related party payables	-	6,490
Payments on note payable - related party	(118,750)	-
Proceeds from issuance of common stock, net of issuance costs	-	100
Payments on related party payables	2,565	-
Net Cash Provided By Financing Activities	482,565	63,590

CASH AT BEGINNING OF PERIOD	5,244	-

CASH AT END OF PERIOD	$64,645	$5,244

Supplemental cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$-	$-

See Accompanying Notes to Financial Statements

40

FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Note A – Description of Business

FirstVitals Corporation (the “Company”) is a Delaware corporation developing an integrated gastrointestinal ("GI") diagnostic platform anchored by video capsule endoscopy ("VCE") technologies enhanced by artificial intelligence ("AI"), and expanded through additional diagnostic tools, testing modalities, and data-driven capabilities for humans and companion and large animals. The platform is designed to support non-invasive evaluation of GI conditions and may incorporate complementary approaches, including microbiome-related testing, blood-based diagnostics, and other functional or physiological data sources. In addition to supporting traditional diagnostic workflows, the platform is intended to enable healthcare providers and veterinarians to expand their GI-related offerings to include preventative, longitudinal monitoring, and wellness-oriented services and supplements, subject to regulatory requirements, reimbursement considerations, and market adoption.

Reg A+ Offering

As of December 31, 2025, the Company had received a Notice of Qualification from the Securities and Exchange Commission on August 14, 2025 under Regulation A+ to proceed with the public offering of its securities (the “Reg A+ Offering”). Pursuant to the Reg A+ Offering, the Company is offering up to 2,440,000 shares of its common stock at a public offering price of $8.50 per share for maximum gross proceeds of approximately $20,740,000. The Offering is being conducted on a best-efforts, ongoing basis and is available to: (i) “Accredited Investors,” as defined under Rule 501(a) of Regulation D; and (ii) all other investors, provided that their investment complies with the applicable investment limitations under Regulation A. The Company intends to use the proceeds from the Offering for general corporate purposes, including the procurement and protection of proprietary intellectual property (including pursuing two pending or planned patent applications), development and commercialization of AI-enhanced gastrointestinal diagnostic technologies, licensing and acquisition opportunities, working capital, and commencement of business operations.

In connection with the Reg A+ Offering, the Company engaged Andes Capital Group LLC as a FINRA registered broker-dealer to provide broker-dealer and investor outreach services in connection with the Offering. For performing broker-dealer functions, Andes is entitled to receive up to a one percent (1%) brokerage commission. However, for investors originating directly through Andes’ investor outreach services, the Company will instead pay Andes a five percent (5%) fee on the amount raised from those specific investors. As of December 31, 2025, no shares had been sold through the Reg A+ Offering.

Note B - Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Financial Instruments

The Company's financial instruments consist primarily of cash and investments. The carrying value of the financial instruments are considered to be representative of their respective fair value.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Recently Issued Accounting Standards

Accounting standards promulgated by the Financial Accounting Standards Board are subject to change. Changes in such standards may have an impact on the Company’s future consolidated financial statements. The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion as the Company expects that none would have a significant impact on its consolidated financial statements.

Prepaid Offering Costs

Our prepaid contains qualified deferred offering costs - are narrowly tied to the actual securities issuance and meet the ASC 340-10-S99-1 standard of being specific, incremental, third-party costs directly attributable to the offering. The guidance focuses on the nature of the cost, not the label: qualifying examples include document preparation, registration/listing fees, underwriting, certain legal/accounting fees, printing, and in some cases directly attributable travel/roadshow costs, while general and administrative costs and costs that would have been incurred anyway are not deferrable.

Intangible Assets

Software Development Costs

In accordance with ASC 350-40, Internal-Use Software, the Company capitalizes certain internal-use software development costs associated with creating and enhancing internally developed software related to its platforms. Software development activities generally consist of three stages: (i) the research and planning stage, (ii) the application and development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post-implementation stages, as well as maintenance and other costs that do not meet the criteria for capitalization, are expensed as incurred. Costs incurred during the application and development stage, including significant enhancements and upgrades, are capitalized. These costs include fees for consultants directly associated with and devoting time to software projects, as well as external direct costs of materials used in developing the software.

During the year ended December 31, 2025, the Company incurred approximately $10,000 of capitalized software development costs. These costs will be amortized on a straight-line basis over the estimated useful life of three years upon initial release of the software or related features.

As of December 31, 2025, the Company has not completed the software development and, accordingly, has not recognized any amortization expense during the year. The capitalized software remains in the development stage and is expected to significantly contribute to the Company’s operations by streamlining various processes upon completion. The Company has evaluated the recoverability of the capitalized software and determined that no impairment exists as of December 31, 2025, as the asset is expected to provide future economic benefits once placed into service.

Leases

We account for leases in accordance with Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which requires leases with durations greater than 12 months to be recognized on the balance sheet. For any new or modified lease, the Company at the inception of the contract, determines whether a contract is or contains a lease. The Company records right of use (“ROU”) assets and lease obligations for its operating leases, which are initially recognized based on the discounted future lease payments over the term of the lease. The Company calculates operating lease liabilities with a risk-free discount rate, using a comparable period with the lease term. Lease term is defined as the non-cancelable period of the lease plus any options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. All lease and non-lease components are combined for all leases. The non-lease components are variable payments, which are primarily composed of common area maintenance and real estate taxes that are passed on from the lessor in proportion to the leased space.

Lease payments for leases with a term of 12 months or less are expensed on a straight-line basis over the term of the lease with no lease asset or liability recognized.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Note B – Significant Accounting Policies (continued)

Revenue

All revenues from exchange transactions are recorded in accordance with ASC 606 which is recognized when: (i) a contract with a customer has been identified, (ii) the performance obligation(s) in the contract have been identified, (iii) the transaction price has been determined, (iv) the transaction price has been allocated to each performance obligation in the contract, and (v) the Company has satisfied the applicable performance obligation at a point in time or over time. Total revenue for 2025 was below $500 and paid upon receipt.

Segment Reporting

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures.” The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit and loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASC 2023-07 for the annual period ending December 31, 2024.

The Company’s Chief Executive Officer services as the CODM and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Consumer Goods. The Company’s operations include marketing, professional fees as well as procurement expenses, all of which are managed centrally. The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

Income Taxes

Provision for income taxes consists of taxes currently due plus deferred taxes related primarily to differences between the bases of allowances, depreciation, and deferred revenue. The deferred taxes represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Company evaluates its uncertain tax positions using the provisions of accounting principles generally accepted in the United States of America. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. Management is of the opinion that there were no uncertain tax positions as of December 31, 2024 and 2025 There are currently the fiscal 2024 and 2025 tax years open for examination, no returns have been filed to date.

Reclassification

Certain reclassifications of prior year amounts have been made to conform to the current year’s presentation. These include presentation of founders shares in fiscal 2024 versus as a 2025 event as disclosed in the 2024 audited financial statements. This change in presentation does not have a material effect on the financial statements as presented.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

Note C – Going Concern

These financial statements are prepared on a going concern basis. The Company has not yet begun significant operations and has incurred losses since inception that require capital commitments. These factors raise substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these financial statements are issued. The Company intends to fund its operations with additional funding from debt and equity sources. The accompanying financial statements do not take into account any adjustments that could result from these uncertainties.

Note D – Related Party Notes Payable

During the period from inception to December 31, 2024, the Company obtained a total of $57,000 of Notes Payables from a founder shareholder. During the year ended December 31, 2025, the Company issued an additional note payable totaling $98,750 to the founding shareholder. Repayments of $118,750 were made in 2025. The remaining balance as of December 31, 2025 is $37,000. The Notes have an annual interest rate of 5%. Subsequent to yearend the lender of these Notes (the Company’s CEO) has waived all accrued interest.

Note E – Convertible Notes Payable

During the year ended December 31, 2025, the Company issued two convertible promissory notes with principal amount totaling $500,000 (the Notes) and received net cash proceeds from the issuances totaling $500,000. The aggregate principal amounts of long-term debt maturing in each of the next five years are as follows: 2026 - none; 2027 - none; 2028, $500,000; 2029 - none; and 2030 - none. The Notes have an annual interest rate of 10%- and 3-years maturity date with a right to one year extension.

These Notes are convertible at a 50% discount to market upon the effectiveness of the Company’s initial public offering or an equity raise in excess of $30,000,000. These Notes contain an embedded contingent conversion feature that until the contingency is resolved (declared effectiveness of the S-1 registration statement or $30,000,000 capital raise is completed) is not required to be accounted for in accordance with the related accounting guidance. The embedded feature in these convertible notes was not accounted for at December 31, 2025 given the probability of the S-1 filing or the $30,000,000 equity raise being minimal.

Note F – Stockholders’ Equity (Deficit)

The Company issued approximately 1,000 shares of Common Stock with a par value of $.0001 to the founders of the Company at a fair value of $1.00 at inception September 12, 2024.

Additionally 6,000,000 shares of Common Stock with a par value of $.0001 were issued to the founder of the Company at inception September 12, 2024.

As of December 31, 2024, 50,000,000 shares have been authorized, and 6,001,000 shares are outstanding.

On January 21, 2025 BOD approved an amendment to the Certificate of Incorporation to authorize 50,000,000 shares of preferred stock, par value $0.0001 per share. On November 13, 2025, the Company filed the Certificate of Amendment with the State of Delaware to authorize 50,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 21, 2025, the Company has issued 340,625 shares to other funders at zero value.

As of December 31, 2025, 50,000,000 shares of common stock and 50,000,000 shares of preferred stock have been authorized, and 6,341,625 shares of common stock are outstanding.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

The FirstVitals Inc. 2024 Omnibus Equity Incentive Plan reserves 7,500,000 Common Shares to provide equity incentives to employees, directors, officers, and consultants. It allows grants of stock options (ISOs and Nonqualified), SARs, Restricted Shares, RSUs, Share Bonuses, and Other Share-Based Awards, administered by the Board with broad discretion. All awards require an exercise/base price at or above Fair Market Value, follow Administrator-set vesting, and include standard tax, termination, and Section 409A provisions. The Plan includes strong Company protections like drag-along rights, transfer restrictions, and mandatory stockholders’ agreement. Effective December 18, 2024, with a California Supplement providing extra rules for CA residents on option terms and post-termination rights.

Note G - Subsequent Events

Management has evaluated subsequent events through June 4, 2026, the date the financial statements were available to be issued.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

PART III

ITEM 8. EXHIBITS

The following exhibits are filed as part of this Annual Report on Form 1-K:

Exhibit Number	Exhibit Description
1	Broker-Dealer Agreement with Andes Capital Group LLC (incorporated by reference to Exhibit 1 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
2.1	Certificate of Incorporation of FirstVitals Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 1-A/A filed with the SEC on August 8, 2025).
2.2	Bylaws of FirstVitals Inc. (incorporated by reference to Exhibit 2.2 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
2.3	Certificate of Amendment to the Certificate of Incorporation of FirstVitals Inc.
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
6.1	$2,000.00 Promissory Note between FirstVitals Inc. and Ernest Lee dated September 24, 2024 (incorporated by reference to Exhibit 6.1 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
6.2	$20,000.00 Promissory Note between FirstVitals Inc. and Ernest Lee dated September 30, 2024 (incorporated by reference to Exhibit 6.2 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
6.3	$25,000.00 Promissory Note between FirstVitals Inc. and Ernest Lee dated November 15, 2024 (incorporated by reference to Exhibit 6.3 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
6.4	$10,000.00 Promissory Note between FirstVitals Inc. and Ernest Lee dated December 13, 2024 (incorporated by reference to Exhibit 6.4 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
6.5

$250,000.00 Series A Convertible Promissory Note between FirstVitals Inc. and
Dr. Steven Gest, dated March 17, 2025.
(incorporated by reference to Exhibit 6.5 to the Company's
Form 1-A/A filed with the SEC on August 8, 2025)

6.6	Non-Binding Memorandum of Understanding with Augere Medical AS, dated July 17, 2025 (incorporated by reference to Exhibit 6.6 to the Company's Form 1-A/A filed with the SEC on August 8, 2025)
6.7

$250,000.00 Series A Convertible Promissory Note between FirstVitals Inc. and
Dr. Steven Gest, dated October 2, 2025.
(incorporated by reference to Exhibit 6.7 to the Company's
Form 1-U filed with the SEC on October 30, 2025)

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

6.8	$50,000.00 Promissory Note between FirstVitals Inc. and Ernest Lee dated December 13, 2024
6.9	Amendment to $50,000.00 Promissory Note between FirstVitals Inc. and Ernest Lee dated May 11, 2026
6.10	Promissory Note Interest Waiver Agreement between FirstVitals Inc. and Ernest Lee dated May 10, 2026
6.11	$48,750 Promissory Note between FirstVitals Inc. and Ernest Lee dated January 12, 2025
6.12†	Medical Equipment Supply and Capsule Purchase Agreement, dated February 9, 2026, by and between FirstVitals Inc. and AnX Robotica Corp.
6.13†	Amendment No. 1 to Medical Equipment Supply and Capsule Purchase Agreement, dated March 31, 2026, by and between FirstVitals Inc. and AnX Robotica Corp.
6.14†	Amendment No. 2 to Medical Equipment Supply and Capsule Purchase Agreement, dated April 8, 2026, by and between FirstVitals Inc. and AnX Robotica Corp.

† Certain portions of this exhibit have been omitted because the omitted information is not material and is the type of information that the Company customarily and actually treats as private or confidential.

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FIRSTVITALS, INC.	FORM 1-K — ANNUAL REPORT

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the Danville, California, on June 26, 2026.

FIRSTVITALS, INC.

By:	/s/ Ernest Lee
Ernest G. Lee
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Sylwia Hauman
Sylwia Anna Nowak Hauman
Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Ernest Lee	Chief Executive Officer and Director	June 26, 2026
Ernest G. Lee	(Principal Executive Officer)

/s/ Sylwia Hauman	Chief Financial Officer	June 26, 2026
Sylwia Anna Nowak Hauman	(Principal Financial and Accounting Officer)

/s/ Myron Karasik	Director	June 26, 2026
Myron Karasik

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